UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )
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COVANTA HOLDING CORPORATION

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COVANTA HOLDING CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 14, 2020

To our Stockholders:
We are notifying you that our 2020 Annual Meeting of Stockholders, referred to as the "Annual Meeting," is scheduled to be held on May 14, 2020, at Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960, at 11:00 a.m. local time. At the meeting we will ask you to:
1.  elect twelve directors to our Board of Directors, each for a term of one year;
2.  ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2020 fiscal year;
3. conduct an advisory vote to approve the compensation of our named executive officers as disclosed in the proxy statement; and
4. consider such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
As permitted by the Securities and Exchange Commission, Covanta is providing stockholders with access to our proxy materials via the Internet rather than in paper form. Accordingly, on or about April 3, 2020, we mailed to stockholders a Notice of Internet Availability of Proxy Materials, which we refer to as the “Notice”, containing instructions on how to access the proxy materials over the Internet. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and our 2019 Annual Report on Form 10-K. The Notice also instructs you on how you may submit your proxy to vote by mail, by telephone or via the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.
Our Board of Directors has fixed the close of business on March 16, 2020 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement of the Annual Meeting. A complete list of these stockholders will be available at our principal executive offices prior to the Annual Meeting.
While all stockholders are cordially invited to attend the Annual Meeting, due to the impact of the novel coronavirus disease COVID-19 and potential limitations on in person meetings, to ensure that as many shares as possible are represented, we strongly encourage you to vote in advance of the annual meeting.
    In addition, as part of our effort to maintain a safe and healthy environment at our Annual Meeting and to protect the well-being of our stockholders, we are closely monitoring statements and guidance issued by the World Health Organization (who.int) and the Centers for Disease Control and Prevention (cdc.gov) regarding the novel coronavirus disease, COVID-19. While we currently intend to permit stockholders to attend our Annual Meeting in person, this situation is rapidly evolving, and we may decide to hold our Annual Meeting by means of remote communication this year. If we do permit attendance in person, we are sensitive to the public health and travel concerns of our stockholders and employees, as well as recommendations that public health officials may issue; as such we may impose additional procedures or limitations on meeting attendees. We plan to announce any such updates (including if we decide to use remote communication) by press release and posting on our investor's website (investors.covanta.com). We strongly encourage you to check this website prior to the Annual Meeting. Note that any decision to proceed with a virtual-only meeting this year does not mean we will utilize a virtual-only format or any means of remote communication for future annual meetings.

Whether or not you expect to attend the meeting, please follow the instructions on the proxy card for voting via the Internet, by telephone or by mail as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy form issued in your name from the institution that is the record holder and bring the proxy form to the Annual Meeting.

By Order of the Board of Directors
COVANTA HOLDING CORPORATION
Timothy J. Simpson
Secretary
Morristown, New Jersey
April 3, 2020

COVANTA HOLDING CORPORATION
445 South Street
Morristown, New Jersey 07960
PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of Covanta Holding Corporation for use at the Covanta Holding Corporation 2020 Annual Meeting of Stockholders, referred to as the "Annual Meeting," to be held on May 14, 2020, at 11:00 a.m. local time, or any adjournment or postponement of the Annual Meeting, for the purposes described in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960. These proxy materials were made available via the Internet on or about April 3, 2020 to all stockholders entitled to vote at the Annual Meeting. The proxy materials consist of this proxy statement, a proxy card and our 2019 Annual Report on Form 10-K. Throughout this proxy statement when the terms “Covanta,” the “Company,” “we,” “our,” “ours” or “us” are used, they refer to Covanta Holding Corporation and we sometimes refer to our Board of Directors as the “Board.” Our subsidiary, Covanta Energy, LLC, is often referred to in this proxy statement as “Covanta Energy.”
What is the purpose of the Annual Meeting?
At the Annual Meeting, you will be asked to act upon the matters outlined in the accompanying Notice of Annual Meeting of Stockholders, including:
In addition, management will report on our performance and respond to questions from stockholders.
As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be available our investors website at investors.covanta.com.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials in the mail?
In accordance with rules adopted by the Securities and Exchange Commission, referred to in this proxy statement as the “SEC,” we may furnish proxy materials, including this proxy statement and our 2019 Annual Report on Form 10-K, to our stockholders by providing access to those documents on the Internet instead of mailing printed copies. A Notice of Internet Availability of Proxy Materials, which we refer to as the “Notice,” was mailed to stockholders on or about April 3, 2020, and it will instruct you on how to access and review all of our proxy materials for the Annual Meeting on the Internet. The Notice also instructs you on how you may submit your proxy via the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.
How do I get electronic access to the proxy materials?
The Notice will provide you with instructions regarding how to:

•	view our proxy materials for the Annual Meeting via the Internet; and

•	instruct us to send our future proxy materials to you electronically by email.
Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you, and will reduce the impact of printing and mailing these materials on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing an Internet link to those materials and an Internet link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who is entitled to vote at the Annual Meeting?
Holders of our common stock at the close of business on the record date of March 16, 2020 are entitled to vote their shares at the Annual Meeting. On that date, there were 131,599,172 shares of our common stock outstanding and entitled to vote.
How many votes do I have?
You will have one vote for each outstanding share of our common stock that you owned on March 16, 2020 (the record date), as each outstanding share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.
How many votes must be present to hold the Annual Meeting?
The presence, in person or by proxy, of stockholders entitled to cast a majority of all of the votes entitled to be cast at the Annual Meeting, including shares represented by proxies that reflect abstentions, constitutes a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for the purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that record holder does not have discretionary voting power for that particular proposal and has not received voting instructions from the beneficial owner. If there is not a quorum at the Annual Meeting, the stockholders entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will only have the power to adjourn the Annual Meeting until there is a quorum. The Annual Meeting may be reconvened without additional notice to the stockholders within 30 days after the date of the prior adjournment if we announce the reconvened meeting at the prior adjournment. A quorum must be present at such reconvened meeting.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the “stockholder of record” or “record owner” of those shares. As a record owner, the Notice of Internet Availability of Proxy Materials has been sent directly to you. If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. As a beneficial owner, the Notice has been sent to the holder of record of your shares. If you wish to attend the Annual Meeting and vote shares of our common stock held through a broker, bank or other nominee, you will need to obtain a proxy form issued in your name to bring to the meeting from the institution that holds your shares and follow the voting instructions on that form.
How do I vote my shares at the Annual Meeting?
You may vote either in person at the Annual Meeting or by proxy. If you vote by proxy, you may still attend the Annual Meeting in person.
If you wish to vote in person at the Annual Meeting, please attend the meeting and you will be instructed there as to the balloting procedures. Please bring personal photo identification with you to the meeting. If you are a beneficial owner of shares, you must obtain a proxy form issued in your name from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting in person.
As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be available our investors website at investors.covanta.com.
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by proxy. You can vote by proxy via the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy via the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail by following the voting instruction card provided to you by your broker, bank or other nominee. If you do this, your shares of common stock represented by the proxy will be voted by the proxy holders in accordance with your instructions. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern time on May 13, 2020. Stephen J. Jones and Timothy J. Simpson are the proxy holders. If you are a beneficial owner of shares, you will need to obtain a proxy form issued in your name from the institution that holds your shares and follow the voting instructions on the proxy form.
If you do not intend to vote in person at the Annual Meeting, please remember to submit your proxy to us prior to the Annual Meeting to ensure that your vote is counted.

Can I revoke my proxy or change my vote after I have voted?
Even after you have submitted your proxy, you may revoke your proxy or change your vote. If you are the record owner of the shares, you can revoke your proxy by doing one of the following before your proxy is exercised at the Annual Meeting:

(1)	deliver a written notice of revocation to our Secretary at Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960; or

(2)	submit a properly executed proxy bearing a later date; or

(3)	attend the Annual Meeting and cast your vote in person.
To revoke a proxy previously submitted via the Internet or by telephone, you may simply vote again at a later date, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote revoked. If you are the beneficial owner of shares and have submitted your proxy to the institution that holds your shares, you will need to contact that institution and follow its instructions for revoking a proxy.
Attendance at the Annual Meeting will not cause your previously submitted proxy to be revoked unless you cast a vote at the Annual Meeting.
What if I do not vote for some of the matters listed on the proxy?
If you properly execute, date and return a proxy to us without indicating your vote, in accordance with the Board’s recommendation, your shares will be voted by the proxy holders as follows:

•	"FOR" election of the twelve nominees for director;

•	"FOR" ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2020 fiscal year;

•	"FOR" an advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement.
In addition, if other matters are properly presented for voting at the Annual Meeting, or at any adjournment or postponement thereof, your proxy grants Messrs. Jones and/or Simpson the discretion to vote your shares on such matters. If, for any unforeseen reason, any of the director nominees described in this proxy statement are not available as a candidate for director, then Messrs. Jones and/or Simpson will vote the stockholder proxies for such other candidate or candidates as the Board may nominate.
How many votes are required to elect directors and to adopt the other proposals?
In the election for directors, the twelve nominees receiving the highest number of “FOR” votes cast in person or by proxy will be elected. Abstentions and broker non-votes are not counted as votes cast for the purposes of, and therefore will have no impact as to, the election of directors. Under the Majority Voting Policy in our new Amended and Restated Bylaws any nominee for director in an uncontested election that receives a greater number of “WITHHOLD” votes than “FOR” votes in any election is not re-elected and must tender a resignation conditioned on the incumbent director’s failure to receive a majority of the votes cast. If an incumbent director who is standing for re-election does not receive a majority of the votes cast, the Nominating and Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. A complete copy of our Amended and Restated Bylaws is posted on our website at www.covanta.com.
All proposals, other than the election of directors, require the affirmative “FOR” vote of a majority of those shares present and entitled to vote to pass. An abstention as to any matter, when passage requires the vote of a majority of the votes entitled to be cast at the Annual Meeting, will have the effect of a vote “AGAINST.” Broker non-votes will not be considered, and will not be counted for any purpose in determining whether a matter has been approved.
Brokers, banks or other nominees have discretionary authority to vote shares without instructions from beneficial owners only on matters considered “routine” by the New York Stock Exchange, such as the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm addressed by Proposal No. 2 in this proxy statement; therefore, your shares may be voted on Proposal No. 2 if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. On non-routine matters, such as Proposals No. 1 and 3, brokers, banks or other nominees do not have discretion to vote shares without instructions from beneficial owners and thus are not entitled to vote on such proposals in the absence of such specific instructions, resulting in a broker non-vote for those shares.
Representatives of American Stock Transfer & Trust Company, our transfer agent, will tabulate the votes and act as the inspector of election at the Annual Meeting.

Can my shares be voted if I do not return my proxy and do not attend the Annual Meeting?
If you do not vote your shares and you are the beneficial owner of the shares, your broker can vote your shares on matters that the New York Stock Exchange has ruled are routine.
If you do not vote your shares and you are the record owner of the shares, your shares will not be voted.
Who pays the cost of solicitation of proxies for the Annual Meeting?
We will pay the cost of solicitation of proxies. We have engaged Laurel Hill Advisory Group, LLC to assist in soliciting proxies on our behalf. Laurel Hill Advisory Group, LLC may solicit proxies personally, electronically or by telephone. We have agreed to pay Laurel Hill Advisory Group, LLC a fee of $20,000 for its services. We have also agreed to reimburse Laurel Hill Advisory Group, LLC for its reasonable out-of-pocket expenses and to indemnify Laurel Hill Advisory Group, LLC and its employees against certain liabilities arising from or in connection with the engagement. Our directors, officers and employees may also solicit proxies personally, electronically or by telephone without additional compensation for such proxy solicitation activity. Brokers and other nominees who held our common stock on the record date will be asked to contact the beneficial owners of the shares that they hold to send proxy materials to and obtain proxies from such beneficial owners. Although there is no formal agreement to do so, we may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this proxy statement to the beneficial owners of our stock.

BOARD STRUCTURE AND COMPOSITION

The Board is currently comprised of twelve directors. During 2019, the Board held four meetings and took action by unanimous written consent two times. Each director attended at least 75% of all meetings of the Board and those Board committees on which he or she served during 2019. We expect our Board members to attend the Annual Meeting of Stockholders. In May 2019, all of the directors attended our Annual Meeting of Stockholders. The Board has adopted a Board Charter and Corporate Governance Guidelines that, among other matters, describe the responsibilities and certain qualifications of our directors. Our Board Charter and Corporate Governance Guidelines are available on our website at www.covanta.com. Copies may also be obtained by writing to our Vice President of Investor Relations at our principal executive offices.
Committees of the Board
In 2019, the Board had five standing committees that operate under written charters approved by the full Board: Audit; Compensation; Nominating and Governance; Finance; and Supply Chain and Construction. In accordance with applicable SEC rules and regulations and New York Stock Exchange listing standards, all of the directors who serve on the Audit, Compensation or Nominating and Governance Committees have been determined by the Board, in its business judgment, to be “independent” from the Company and its management. The charters of all the committees can be viewed on the Company website at www.covanta.com and may be obtained in print by writing to our Vice President of Investor Relations at our principal executive offices. The chart below identifies directors who were members of each committee at the end of 2019, the number of meetings held by each committee during the year, the number of actions taken by unanimous written consent and the chairs of each committee:

Name	Audit	Compensation	Nominating and Governance	Finance	Supply Chain and Construction
Sam Zell (Chair)
David M. Barse	X, FE			C
Ronald J. Broglio		X			X
Peter C.B. Bynoe		X	X
Linda J. Fisher	X				X
Joseph M. Holsten				X	C
Stephen J. Jones
Owen Michaelson				X	X
Danielle Pletka		X	X
Michael W. Ranger	C, FE			X
Robert S. Silberman *			C
Jean Smith	X, FE	C
2019 Meetings	7	5	4	4	4
2019 Actions by Unanimous Written Consent		1
C = Chair
FE = Financial Expert
X = Member
* = Lead Director

Audit Committee.     Each of the members of the Audit Committee qualifies as an independent director under applicable SEC rules and regulations and under applicable New York Stock Exchange listing standards. The Board has determined that three of the four members of the Audit Committee qualify as well as an audit committee “financial expert” under applicable SEC rules and regulations.
Under its charter, the functions of the Audit Committee include assisting the Board in its oversight of the quality and integrity of our financial statements and accounting processes, compliance with legal and regulatory requirements, assessing and reviewing the qualifications, independence and performance of our independent registered public accounting firm and overseeing our internal audit function. The Audit Committee has the sole authority to select, evaluate, appoint or replace the independent registered public accounting firm and to approve all audit engagement fees and terms. The Audit Committee must pre-approve all permitted non-auditing services to be provided by the independent auditors; discuss with management and the independent auditors our financial statements and any disclosures and SEC filings relating thereto; recommend for stockholder approval the ratification of our independent registered public accounting firm; review the integrity of our financial reporting process; establish policies for the hiring of employees or former employees of the independent registered public accounting firm; and investigate any matters pertaining to the integrity of management.
Compensation Committee.    Each of the members of the Compensation Committee qualifies as an independent director under applicable New York Stock Exchange listing standards and is considered to be a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this proxy statement.
Under its charter, the Compensation Committee, among other things, has the following authority:

(1)
to review and approve the Company’s goals relating to the chief executive officer’s compensation, evaluate the chief executive officer’s performance under those goals and set the chief executive officer’s compensation;

(2)	to evaluate, review and approve the compensation structure and process for our other officers and the officers of our subsidiaries;

(3)	to evaluate, review and recommend to our Board any changes to, or additional, stock-based and other incentive compensation plans;

(4)	to engage independent advisors to assist the members of the Compensation Committee in carrying out their duties; and

(5)	to recommend inclusion of the Compensation Discussion and Analysis in this proxy statement and our Annual Report on Form 10-K.
In addition, on an annual basis, the Compensation Committee conducts an in-depth, broad scope and detailed review of succession planning efforts at multiple levels of our management team.
Nominating and Governance Committee.    Each of the members of the Nominating and Governance Committee qualifies as an independent director under applicable SEC rules and regulations and under applicable New York Stock Exchange listing standards. Under its charter, the Nominating and Governance committee assists the Board in identifying and evaluating qualified candidates to serve on the Board, recommends director nominees for the Annual Meeting of Stockholders, identifies individuals to fill vacancies on the Board, recommends Corporate Governance Guidelines to the Board, leads the Board in its annual self-evaluations and recommends nominees to serve on each committee of the Board. The Nominating and Governance Committee, among other things, has the authority to retain and terminate any search firm used to identify director candidates and review and reassess the adequacy of our corporate governance procedures.
In identifying candidates for positions on the Board, the Nominating and Governance Committee generally relies on suggestions and recommendations from members of the Board, management and stockholders. In 2019, we did not use any search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates.
The Nominating and Governance Committee does not set specific minimum qualifications for director positions. Instead, the Nominating and Governance Committee believes that nominations for election or re-election to the Board should be based on a particular candidate's merits and our needs after taking into account the current composition of the Board. When evaluating candidates annually for nomination for election, the Nominating and Governance Committee considers an individual's skills, diversity, independence from us, experience in areas that address the needs of the Board and ability to devote adequate time to Board duties. The Nominating and Governance Committee does not specifically define diversity, but values diversity of experience, perspective, education, race, gender and national origin as part of its overall annual evaluation of director nominees for election or re-election. Whenever a new seat or a vacated seat on the Board is being filled, candidates that appear to best fit the needs of the Board and the Company are identified, interviewed and evaluated by the Nominating and Governance Committee. Candidates selected by the Nominating and Governance Committee are then recommended to the full Board. The selection of Danielle Pletka and Michael Ranger in 2016 and of Owen Michaelson in 2018 are examples of these policies.
The Nominating and Governance Committee will consider candidates recommended by stockholders if such recommendations are provided to the Secretary of the Company in writing within the time periods set forth in our applicable proxy statement, accompanied by the relevant biographical and other information required by our Amended and Restated Bylaws and submitted in accordance with our organizational documents, New York Stock Exchange requirements and SEC rules and regulations, each as in effect from time to time. Candidates recommended by stockholders will be evaluated in the same manner as other candidates. Under our Amended and Restated Bylaws, any holder of 20% or more of our outstanding voting securities has the right, but not the obligation, to nominate one qualified candidate for election as a director. Provided that such stockholder adequately notifies us of a nominee within the time periods set forth in our applicable proxy statement, that individual will be included in our proxy statement as a nominee.
The Nominating and Governance Committee also addresses the regulatory and public policy frameworks affecting our business, including those relating to sustainability and ESG (environment, social, governance) performance and reporting matters; public policy affecting us domestically and internationally; matters affecting our government affairs and public policy activities; and corporate contributions to political activities, as well as any political action committees associated with us.
The Nominating and Governance Committee, in conjunction with the Compensation Committee as it may relate to equity compensation, also reviews non-employee director compensation on behalf of the Board.
Finance Committee.    Under its charter, the Finance Committee is responsible for assisting the Board in its oversight of our consideration of capital allocation, new financial commitments, acquisitions, investments, and other transactions that are either material to our financial condition or prospects, or are otherwise not contemplated by our annual budget or business/financial plan. The Finance Committee reviews and recommends our annual budget to the Board and is also responsible for establishing policies with respect to the issuance of dividends on our common stock, and guidelines for approvals for proposed transactions and spending authorization by our senior executives.
Supply Chain and Construction Committee. Under its charter, the Supply Chain and Construction Committee is responsible for assisting the Board in fulfilling its oversight responsibilities for matters relating to our supply chain activities. The Supply Chain and Construction Committee's responsibilities include oversight of employee safety and health programs, policies and performance; environmental compliance programs and performance; matters affecting our supply chain and strategic sourcing activities; technical matters and developments affecting operations, maintenance, construction and engineering; matters relating to continuous improvement activities across our business; and the evaluation and implications of trends in technical developments that may have competitive implications for us.

GOVERNANCE POLICIES AND PRACTICES

Governance and Compensation Highlights

We believe the structure and practices of our Board of Directors reflects a strong commitment to the highest standards of good corporate governance and alignment with stockholder interest. Some examples of this are the following:

•	11 out of 12 Members of the Board are Independent

•	Independent Lead Director

•	Independent Audit, Compensation, and Nominating and Governance Committees

•	Separate Board Chair and Chief Executive Officer

•	Executive Sessions of Independent Directors without Management

•	33% of Board is Diverse, Including Three Women

•	Three New Board Members Within Last Five Years

•	All Directors Stand for Election Each Year

•	Majority Vote Requirement for Election of Directors

•	Annual Board and Committee Evaluation Process Conducted by Independent Counsel

•	Strong Board Oversight of Risk Management

•	Board Engagement and Oversight of Sustainability Strategies

•	Ongoing Executive Succession Planning Efforts

•	Authority of Board and Committees to Retain Outside Advisors

•	Active Stockholder Engagement Efforts

•	No Stockholders Rights Plan

•	Amended and Restated Bylaws Include Stockholder Ability to Amend Bylaws by a Majority Vote

•	Issued 5th Sustainability Report on Environmental Social Governance ("ESG") Matters

•	75% of Audit Committee Members are Financial Experts

•	Business Conduct and Ethics Policy for Directors, Officers and Employees

•	No Employment Agreements with Named Executive Officers ("NEOs")

•	Performance Target-Based Restricted Equity Awards

•	Three-Year Vesting to Restricted Equity Awards

•	Stock Ownership Guidelines for Board and NEOs

•	Prohibition Against Hedging of Company Shares

•	Double-Trigger Equity Compensation Vesting in Event of Change in Control

Board Oversight of Risk Management
The Board and its committees play a significant role in the oversight of Company-wide risk management. As part of our enterprise risk management protocol, senior management discusses and identifies major areas of risk on an ongoing basis. Management annually reviews with the Board risks to the enterprise and our efforts to address them. In addition, presentations are made in the ordinary course at scheduled Board meetings regarding market trends, competition and the various other risks that face the Company. On an ongoing basis, the various committees of the Board address risk in the areas germane to their scope. For example:

•	The Nominating and Governance Committee evaluates Board effectiveness, succession planning, enterprise risk management, policy and regulatory risk, and general corporate best practices;

•
Operational risk management is overseen by the full Board, the Supply Chain and Construction Committee, and the Finance Committee with respect to the Company’s key initiatives affecting its operations and business performance and by the Compensation Committee with respect to attracting, retaining and motivating talented employees and by tying compensation awards to actual performance;

•
The Supply Chain and Construction Committee oversees risks in the areas of safety and environmental compliance, through an ongoing dialog with management, plays a role in operational risk management, and oversees risk associated with managing existing technologies and developing new technologies to enhance and protect our competitive advantage;

•	The Finance and Audit Committees play key roles in the oversight of financial and market risk, currency risk, balance sheet risk and capital allocation, liquidity and tax risk; and

•	Overall ethics, policy and compliance risk and cybersecurity risk is also overseen by the Audit Committee and the Nominating and Governance Committee.

     The Compensation Committee also is aware of the levels of risk attendant to capital allocation and growth projects, which is taken into account when determining the value of individual contributions to the achievement of strategic objectives by our named executive officers. On a structural level, all material transactions, as well as transactions not deemed material to us, that involve capital allocations above specified levels are reviewed and approved by our Finance Committee, which as part of its analysis of transactions examines the potential risk and reward of our investments in business acquisitions and growth projects. To the extent necessary, members of the Finance Committee discuss with the Compensation Committee the analysis and rationale for investment decisions and members of the Compensation Committee frequently attend meetings of the Finance Committee.
In order to assure that excessive leverage and risk-taking is not undertaken in seeking to achieve growth objectives, a material portion of compensation payable to our named executive officers is paid in equity that vests over time, and will only vest after performance above threshold levels is demonstrated over a sustained period of at least three years after the grant of such awards.  We believe that the combination of time vesting over three years and long-term performance vesting, together with executive stock ownership guidelines, act as additional incentives and precautions to control against excessive risk-taking in the investment decisions by management, and to maintain focus on long-term value creation. The Compensation Committee determined that there were no elements of the Company’s compensation programs that would be reasonably likely to have a material adverse impact on the Company.

We also reviewed and noted that under our current Board leadership structure, which includes a separation of the Chairman and chief executive officer roles, strong oversight which best serves our stockholders is provided.

Board Oversight of Sustainability Strategies
We are a world leader in providing municipalities and corporate customers with sustainable waste and energy solutions. Our core business - operation and ownership of “energy-from-waste” or “EfW” facilities - helps communities and businesses around the world convert millions of tons of waste otherwise destined for landfills into clean, renewable energy. By avoiding the methane gas emissions associated with landfills, these facilities reduce greenhouse gases introduced into the environment, conserve land and complement recycling efforts. In addition to our core business, we offer a variety of sustainable waste management solutions, including treatment services for regulated medical waste, pharmaceutical waste, and wastewater, and recycling, depackaging, and consulting, under our Covanta Environmental Solutions brand.
Our Board and management remain committed to providing sustainable waste management and energy services; transparently reporting on our environment, social, and governance ("ESG") performance; and advancing our performance through a set of sustainability goals. In this light, since 2011 we have regularly published data and details regarding our ESG performance and sustainability program. This focus on ESG performance is highlighted by the recent publication of our 2019 Sustainability Report, the 5th such report, which includes sustainability performance data and can be found at http://covanta.csr.com. Indeed, the theme expressed in our logo of “Powering Today; Protecting Tomorrow” reflects our commitment and the importance to our business of sustainability in all its forms.
Our Supply Chain and Construction Committee reviews all facets of our commitment to sustainability through our ongoing initiatives in (i) safety and health, (ii) environment, (iii) materials management, and (iv) workforce engagement. Our Nominating and Governance Committee oversees public policy and community relations.
Safety and Health
First and foremost, the safety and health of our workforce is a paramount concern. Simply put: safety comes first and enables everything that we do. We are committed to achieving world class safety and health performance through disciplined continuous improvement, safety leadership at all levels, full employee engagement starting from the tone at the top, and an integrated, interdependent safety culture.
Environment
As part of our commitment to responsible environmental stewardship, we not only aim for 100% compliance with all legal requirements relating to our operations, including standards relating to air, water, and waste; but have set targets to further reduce our emissions. If our efforts are successful, our plants run well, we continue to reduce greenhouse gas emissions relative to alternative waste disposal, and we further decrease our environmental "footprint". In addition, we engineer and operate our facilities to run as efficiently as possible, including the minimization of energy, water and raw material use, and wastewater discharge.
Materials Management
At Covanta, our mission is to provide sustainable waste and energy solutions to ensure that “no waste is wasted.” In addition to functioning as a renewable energy resource by recovering energy from waste, our materials management efforts are highlighted by the following initiatives:

•	supporting our customers in achieving zero waste to landfill, circular economy and other sustainable materials management goals, and increasing wastes avoided, recycled or reused;

•	capturing the energy from solid waste remaining after waste reduction, reuse and recycling efforts have been exhausted, to generate clean renewable electricity and /or steam for export;

•	expanding our offering in sustainable waste management solutions;

•
recovering materials through expanded recycling and metals recovery efforts, including through the development of new systems to extract metals and other materials from our ash residues for recycling and reuse; and

•	continuous improvement to further advance our ongoing efforts to reduce operating and processing waste and uncover additional revenue opportunities.
Workforce Engagement
We believe an engaged workforce is integral to the long term success of our business. As such, we endeavor to create a diverse, inclusive and respectful environment for our workforce through programs aimed at workforce retention, mentoring, development and advancement. We have set a target and are committed to continue to increase the share of diverse gender and race/ethnicity representation at all levels of the organization, and more specifically in leadership positions.

Community Relations
Across the country, we are actively and continuously engaged with local communities as well as organizations operating on regional, national and international levels. We and our employees engage with the communities in which we operate in targeted ways designed to reflect the needs of each community and our goals of responsible corporate citizenship. In addition, we design or participate in programs with regional or national scope, including Fishing for Energy and programs with the Go Green Initiative and the Trash Free Seas Alliance of the Ocean Conservancy. Our community relations program is unique to each community in which we operate yet also designed around four main pillars:

•	Stewardship - supporting economic opportunities and giving back to our communities through programs and sponsorships;

•	Sustainable Communities - contributing to community infrastructure in terms of resilient local energy production and green development;

•	Green Education - supporting youth education around environmental stewardship, sustainability and responsible waste management; and

•	Environmental Responsibility - responding to community needs for responsible waste management through our environmental solutions

Through the combination of these efforts to “Protect Tomorrow” we have embedded sustainability as a fundamental tenet of our business operations. We aspire to make Covanta-generated EfW the cleanest and most reliable source of renewable energy available in the world, and to position for a world where “no waste is wasted” resulting in the lowest overall impact on our environment.
Governance Enhancements in Amended and Restated Bylaws

The Board and management regularly review the Company’s governance profile and market developments, investor perspectives and proxy advisory firm guidelines. Accordingly, we undertook a comprehensive review of the Company’s Bylaws and following such review and taking into account stockholder perspectives, on December 12, 2019 the Board adopted the Amended and Restated Bylaws. The amendments included the following:

•
Throughout the Amended and Restated Bylaws, updates have been made to permit electronic transmission of certain notices and other documents and to permit meetings of stockholders solely by remote communication as provided by amendments to the Delaware General Corporation Law (the “DGCL”);

•	Amendment of the director election provisions to codify a majority voting with director resignation policy in non- contested elections;

•	Codification of the role of lead independent director;

•	Revision of the bylaw amendment provision to permit the Amended and Restated Bylaws to be amended by stockholders with a majority vote rather than the prior 2/3 stockholder vote requirement;

•	Expanded and more detailed stockholder advance notice section for stockholder proposals, which includes updates for amendments to the DGCL and additional specified procedural requirements;

•
Expanded and more detailed stockholder notice section for stockholder nominations for Board members, which includes additional specified procedural requirements and updates to reflect amendments to the DGCL;

•	Update of rules regarding submission and use of proxies to reflect amendments to the DGCL;

•
Update of consent of stockholders in lieu of meeting provisions to reflect amendments to the DGCL, including separation of record dates for notice of meeting and voting, and to provide for ministerial review of consents of stockholders in lieu of a meeting;

•	Update of the existing special director nomination right provisions to provide additional details and procedures;

•	Update of record date provision in accordance with the DGCL to permit dual record dates;

•	Update of notice of meeting provisions to reflect amendments to the DGCL; and

•	Modification of the Company’s “exclusive forum” provision to clarify and confirm the scope of the provision.

Shareholder Engagement
Our Board of Directors and management are committed to maintaining a robust dialogue with our stockholders to ensure that we communicate effectively and that stockholder perspectives are fully appreciated. In order to accomplish these goals, we have for many years engaged in a proactive investor relations approach. During 2019, our management participated in eleven non-deal road shows, eleven investor conferences, four facility tours with investors and over 100 investor interactions. These meetings serve to update our existing stockholders and potential new investors on our business and progress toward long-term growth initiatives and value creation strategies. They also provide a forum for our stockholders to express their views on a variety of topics, including our compensation programs, say-on-pay votes, and corporate governance. As an example, through this engagement process during 2017 and 2018, several investors expressed the importance to alignment of interests between stockholders and management of a total stockholder return ("TSR") metric for performance-based equity compensation programs. In light of this feedback, our management recommended this change to our Compensation Committee. In response, the Compensation Committee and its independent advisors reviewed the re-introduction of a relative TSR performance metric in performance-based equity awards in 2018 and in 2019 this metric was included as a performance variable for awards to our officers.
Board Performance Evaluation

Each year the Board conducts an evaluation of its performance. The evaluation format is established by the Nominating and Governance Committee. For each of the past four years, we conducted individual interviews with each director through independent counsel. In these active interviews, comments were solicited with respect to the full Board and any committee on which each director served, as well as director performance and Board dynamics. The focus of inquiry related to the larger questions of how the Board can improve its key functions of overseeing personnel development, financial performance, other major issues of strategy, risk, integrity, reputation and governance. In particular, for both the Board and the relevant committee, the process solicited ideas from directors on the following:

•	ongoing improvements to prioritization and discussion of issues;

•	assessing the quality of written and oral presentations from management and recommendations for future reports or presentations to the Board and/or committees;

•	improving the quality of Board or committee discussions on key matters;

•	assessing the effectiveness of how specific issues and risks in the past year had been handled;

•	identifying specific issues and risks that should be discussed in the future; and

•	identifying any other matter of importance to Board functioning and effectiveness.

Following the 2020 interviews, the Nominating and Governance Committee discussed the findings of the interviews, and the Chair of the Nominating and Governance Committee and independent outside counsel led an extended discussion with the directors on the results and recommendations prior to the March 2020 meeting of the full Board.
Director Stock Ownership Guidelines
Our Board believes it is important for all of our directors to acquire and maintain a significant equity ownership position in our Company. Accordingly, we have established stock ownership guidelines for our directors in order to specifically identify and align the interests of our directors with our stockholders. For 2019, our director ownership guidelines included target ownership levels of $425,000, representing five times the annual cash retainer fee to be paid to directors, and a requirement that any sales must be for no more than 50% of existing holdings unless and until such ownership guideline is met. Directors are given five years to reach their target ownership levels and credit is given for unvested restricted stock holdings toward individual targets.
Majority Voting Policy
Effective as of December 2, 2019, our Amended and Restated Bylaws include a Majority Voting Policy, which provides that in an uncontested election (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election shall not be re-elected and must tender a resignation conditioned on the incumbent director’s failure to receive a majority of the votes cast. If an incumbent director who is standing for re-election does not receive a majority of the votes cast, the Nominating and Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who fails to receive a majority vote will not participate in the Nominating and Governance Committee’s recommendation or the Board’s decision.

Policies Regarding Hedging
In order to avoid any appearance of a conflict of interest and to prevent opportunities for trading in violation of applicable securities laws, it is our policy that our employees, including our officers and directors, may not purchase or sell options on our common stock, nor engage in short sales with respect to our common stock. Also, we prohibit trading by employees, officers and directors in puts, calls, straddles, equity swaps or other derivative securities that are linked directly to our common stock. These prohibitions prevent our employees, officers and directors from hedging the economic risk inherent with their ownership of our common stock.
Securities Pledging Policy
In response to the concerns expressed by one of the proxy advisory services, in 2015 our Board of Directors requested that the Nominating and Governance Committee examine the risk associated with the pledge of our common stock by our directors and officers and consider adopting a policy that mitigates any such risks to appropriately protect stockholder interests.
As a result, following an extensive analysis by the Nominating and Governance Committee, the Board of Directors adopted a new stock pledge policy with the following elements, which in its business judgment provides appropriate protections of stockholder interests:

•	As a general rule, pledging of Covanta shares is not permitted without the prior approval of the Audit Committee;

•	For shares held in brokerage accounts, margin loans using Covanta common stock as collateral are prohibited;

•
A safe harbor is provided, permitting pledges if certain structural parameters are included in the pledge/loan arrangements that would both limit amounts pledged, and mitigate risk of a forced sale as a result of a decline in the market price of Covanta common stock, specifically:

•	No more than 40% of the total value of the stock collateral pledged in any arrangement may be in Covanta common stock (calculated at the time of pledge), to ensure diversification of collateral;

•
All loans must be compliant with the requirements of Federal Reserve Regulation U, limiting the amount of any such loan to a maximum 50% of the value of collateral, as measured at the time of borrowing;

•
Loan and pledge arrangements cannot contain provisions requiring automatic or forced sales, prior to notice and a cure period of not less than three business days between when specific loan-to-value thresholds are exceeded and when lenders have the right to exercise remedies under the pledge arrangement; and

•	The policy is applicable to all directors and officers.
All directors and executive officers currently are in compliance with this policy.
Policies on Business Conduct and Ethics

We have a Code of Conduct and Ethics for Senior Financial Officers and a Policy of Business Conduct for all other employees and directors. The Code of Conduct and Ethics applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller or persons performing similar functions. The Policy of Business Conduct applies to all of our, and our subsidiaries', directors, officers and employees. Both the Code of Conduct and Ethics and the Policy of Business Conduct are available on our website at www.covanta.com and copies may be obtained by writing to our Vice President of Investor Relations at our principal executive offices.

Management Succession Planning

The Compensation Committee and Nominating and Governance Committee and our Chief Executive Officer maintain an ongoing focus on executive development and succession planning to prepare the Company for future success. The succession planning process includes all senior management positions. A comprehensive review of executive talent, including, from time to time, assessments by an independent consulting firm, determines readiness to take on additional leadership roles and identifies developmental and coaching opportunities needed to prepare our executives for greater responsibilities. This includes a multi-level "deep-dive" review by the Compensation Committee of all senior management positions. In addition, the Chief Executive Officer makes a formal succession planning presentation to the Board in executive session annually. While directed by the Compensation and Nominating and Governance Committees, succession planning is a responsibility of the entire Board and all members participate.

Separation of the Roles of Chairman and Chief Executive Officer

Since 2004, the Company has maintained a separation of the roles of Chairman and Chief Executive Officer. The Chairman has held the role of overseeing the Board and working with and providing guidance to the Chief Executive Officer on our overall strategic objectives and risk management. We also have designated Mr. Silberman as Lead Director (i) to engage and coordinate with the Chief Executive Officer on an ongoing basis on strategic or other matters where the Chairman has requested the Lead Director's involvement, and/or (ii) to lead the Board where the Chairman may have a conflict of interest with respect to a specific matter. In addition to being the primary liaison with the Chairman and the Board, the Chief Executive Officer's role is to directly oversee the day-to-day operations of the Company, lead and manage the senior management of the Company and implement the strategic plans, risk management and policies of the Company. The Chairman, Lead Director and Chief Executive Officer work closely together to ensure that critical information flows to the full Board, that discussions and debate of key business issues are fostered and afforded adequate time and consideration, that consensus on important matters is reached and decisions, delegation of authority and actions are taken in such a manner as to enhance our businesses and functions. While the Board believes that the separation of these two roles currently best serves the Company and its stockholders, it recognizes that combining these roles may be appropriate in the future if circumstances change.

Executive Sessions of Independent Directors

The independent directors of the Board and each standing committee meet regularly in executive session without our management present. Stockholders wishing to communicate with the independent directors may contact them by writing to: Independent Directors, c/o Corporate Secretary, Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960. Any such communication will be promptly distributed by our Secretary to the individual director or directors named in the communication in the same manner as described below in “Communications with the Board.”

Communications with the Board

Stockholders and other interested parties can send communications to one or more members of the Board by writing to the Board or to specific directors or group of directors at the following address: Covanta Holding Corporation Board of Directors, c/o Corporate Secretary, Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960. Any such communication will be promptly distributed by our Secretary to the individual director or directors named in the communication or to all directors if the communication is addressed to the entire Board.

Director Skills/Areas of Expertise

Our Board of Directors is comprised of individuals who bring a variety of expertise and experience that are germane to our business and support management’s strategic plans to create additional value for our stockholders. The matrix below identifies, at a high-level, our directors’ areas of expertise and experience that benefit our business.

Name	Business Strategy	Finance and Capital Markets	Governance	Accounting	Markets; Waste, Energy, Metals	International Business	Safety and Environment	Public Policy	Supply Chain
Zell	X	X	X	X	X	X		X
Barse	X	X	X	X		X
Broglio					X	X	X		X
Bynoe	X	X	X			X		X
Fisher			X				X	X	X
Holsten	X	X	X	X	X	X	X		X
Jones	X	X	X	X	X	X	X	X	X
Michaelson	X	X		X	X	X	X		X
Pletka	X					X		X
Ranger	X	X	X	X	X	X		X
Silberman	X	X	X	X	X	X		X
Smith	X	X	X	X

Director Independence
The Corporate Governance Guidelines require that a majority of the Board qualify as independent within the meaning of the independence standards of the New York Stock Exchange. The applicable standards of independence for the Board are attached to our Corporate Governance Guidelines, and are referred to as the “Independence Standards.” These Independence Standards contain categorical standards that are currently used to provide assistance in the review by the Board of all facts and circumstances in making determinations of director independence required by New York Stock Exchange listing standards.

During the Board's annual review of director independence, the Board considered transactions and relationships between each director or any member of his or her immediate family and us and our subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors, their organizational affiliations or any member of their immediate family, on the one hand, and us and our executive management, on the other hand. As provided in the Independence Standards, the purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that the following directors nominated for re-election are independent of us and our management under the criteria set forth in the Independence Standards: David M. Barse, Ronald J. Broglio, Peter C.B. Bynoe, Linda J. Fisher, Joseph M. Holsten, Owen Michaelson, Danielle Pletka, Michael W. Ranger, Robert S. Silberman, Jean Smith and Samuel Zell, and that none of these directors had relationships with us except those that the Board has determined to be immaterial as set forth in the Independence Standards. In making these determinations, the Board considered that, in the ordinary course of business, transactions may occur between us and our subsidiaries and companies at which one or more of our directors are or have been officers. In each case, the amounts paid to these companies in each of the last three years did not exceed the applicable thresholds set forth in the Independence Standards or the nature of the relationships with these companies did not otherwise affect the independent judgment of any of such directors. The Board also considered charitable contributions to not-for-profit organizations of which directors or their immediate family members are affiliated, none of which exceeded the applicable thresholds set forth in the Independence Standards. Set forth below is the analysis that the Board engaged in with respect to independence determinations for Messrs. Zell, Barse, Bynoe and Silberman. None of the other independent directors had relationships with us.

Mr. Zell is currently the non-executive Chairman of the Board of the Company. Mr. Zell is currently the Chairman of the Equity Group Investments, (“EGI"), the private firm he founded 50 years ago and an officer of SZ Investments L.L.C., referred to as “SZ Investments,” and EGI-Fund (05-07) Investors, L.L.C., referred to as “EGI-Fund (05-07),” a group of affiliated companies. SZ Investments and EGI-Fund (05-07) are, collectively, the holders of approximately 9.9% of our common stock as of February 15, 2020, as described under “Equity Ownership of Certain Beneficial Owners.” In reviewing the independence of Mr. Zell, the Board noted that although Mr. Zell was our President and Chief Executive Officer from July 2002 until April 2004, such prior service as our executive officer occurred nearly 15 years ago (well beyond any applicable look back period) and since that time, Mr. Zell's involvement with the Company has been solely in his capacity as a director and the nature and size of the business of the Company has been transformed. Thus, in his current role as non-executive Chairman of the Board, Mr. Zell does not oversee any of his former reports nor has his prior position affected his rigorous independent and objective oversight of management or promotion of management's accountability to the Company's stockholders. Mr. Zell, who was compensated as non-executive Chairman of the Board at a rate of $600,000 ($150,000 in cash and $450,000 in shares of restricted stock) in 2019 for serving as the non-executive Chairman of the Board, was not among the five most highly paid individuals at the Company in 2019, nor will he be so in 2020. The Board noted Mr. Zell's substantial reported net worth, such that the compensation received from the Company for serving as the non-executive Chairman of the Board has not and does not appear to hinder Mr. Zell's independence from management or impair his rigorous independent judgment. As discussed in more detail below, the Board also noted that certain directors, including Mr. Zell, have direct and indirect relationships with entities with other directors of the Company, including Mr. Bynoe and Mr. Silberman; however, the Board determined that these direct and indirect relationships do not interfere with any of the directors’ exercise of independent oversight of the Company’s management. Mr. Zell's roles at EGI, SZ Investments, and EGI-Fund (05-07) neither imply a conflict of interest nor appear to interfere with Mr. Zell's independent judgment, and his influence and active involvement as a member of the Company's Board of Directors on strategy and the direction of the Company's business has been aligned with the interests of the Company's stockholders. Finally, the Board noted the absence of any payments made by us to EGI, SZ Investments, EGI-Fund (05-07) or their affiliates within the past four years (not including any dividends paid on shares of our common stock payable to all stockholders). After considering all relevant factors, the Board determined that these relationships do not interfere with Mr. Zell's independent judgment as a director. Therefore, the Board concluded that Mr. Zell qualifies as an independent director under applicable SEC rules and regulations and New York Stock Exchange listing standards.

Mr. Bynoe is Senior Advisor to DLA Piper LLP (US) and served as a Managing Director at EGI through December, 2019. Mr. Bynoe served as the Chief Executive Officer of Rewards Network, Inc. until October 2014. Mr. Zell previously served as Chairman of the Board of Rewards Network Inc. prior to 2007 and EGI and other affiliates of Chai Trust controlled substantially all of the outstanding voting interests of Rewards Network Inc. prior to the sale of such interests in October 2017. Mr. Bynoe also serves on the board of directors of Ardent Health Services, a privately-held health care service provider controlled by EGI and other affiliates of Chai Trust. However, the Board considered these relationships and determined that they do not interfere with Mr. Bynoe’s, or Mr. Zell’s independent and objective oversight of the Company’s management and their independent judgment as directors. Also, the Board noted the absence of any amounts paid by us to Rewards Network Inc., or its affiliates within the past three years.

The Board concluded that none of these relationships interfered or affected Mr. Bynoe’s rigorous independent and objective oversight of the Company’s management or promotion of management’s accountability to the Company’s stockholders or with his exercise of independent judgment as a director, and therefore that Mr. Bynoe qualifies as an independent director under applicable SEC rules and regulations and New York Stock Exchange listing standards.

Mr. Silberman is the Executive Chairman of the Board of Directors of Strategic Education, Inc. Mr. Silberman is also an Advisor to EGI. Mr. Silberman is also the non-executive Chairman of Par Pacific Holdings, Inc., referred to as "Par Pacific", a publicly-held energy and infrastructure company in which entities affiliated with Chai Trust own approximately 26.5% of the outstanding equity. As discussed in more detail above, the Board also noted that certain directors, including Mr. Zell and Mr. Bynoe have direct and indirect relationships with entities with other directors of the Company; however, the Board determined that these direct and indirect relationships do not interfere with any of the directors’ exercise of independent oversight of the Company’s management. The Board reviewed the independence of Mr. Silberman. In particular, the Board noted the absence of any payments made by us to EGI, SZ Investments, EGI-Fund (05-07) or their affiliates within the past three years (not including any dividends paid on shares of our common stock payable to all stockholders) or to Par Pacific, Mr. Silberman’s limited role in EGI and his continuing employment as Executive Chairman of Strategic Education. The Board determined that these relationships do not interfere with Mr. Silberman's rigorous independent and objective oversight of the Company’s management or promotion of management’s accountability to the Company’s stockholders or with his exercise of independent judgment as a director. Therefore, the Board concluded that Mr. Silberman qualifies as an independent director under applicable SEC rules and regulations and New York Stock Exchange listing standards.

One other factor that the Board took into consideration is the overlapping relationship among three of the director nominees including Mr. Zell. As described above, Mr. Zell is Chairman of EGI and an officer of SZ Investments and EGI-Fund (05-07). Mr. Bynoe was a Managing Director of EGI through December, 2019 and Mr. Silberman is an Advisor of EGI and a director of Par Pacific. However, the fact of these direct and indirect relationships among three of the directors of the Company does not by itself impair the independence of any of the Company’s directors. The focus of the analysis under the New York Stock Exchange listing standards is whether the directors are independent from the Company’s management, and whether the relationships discussed above actually interfere with the exercise of independent judgment regarding the Company by Messrs. Zell, Bynoe and Silberman. The Board is aware of no evidence to suggest that the affiliations described above have affected the rigorous independent and objective oversight of the Company’s management or promotion of management’s accountability to the Company’s stockholders by Messrs. Zell, Bynoe or Silberman.

Mr. Barse was our President and Chief Operating Officer from July 1996 until July 2002. The Board noted that such prior service as our executive officer occurred more than 15 years ago, well beyond any applicable look back period, and does not interfere with his exercise of independent judgment as a director. Therefore, the Board concluded that Mr. Barse qualifies as an independent director under applicable SEC rules and regulations and New York Stock Exchange listing standards.

COMPENSATION OF THE BOARD
Our non-employee directors receive compensation in the form of (i) equity awards of restricted stock or, at the director's election, restricted stock units, at the Annual Meeting of Stockholders at which directors are elected, and (ii) fees that are paid in cash, or, at the director's election, restricted stock units, on a quarterly basis. Restricted stock units allow directors to defer their equity awards until a future date specified by each director, at which time they are convertible into the same number of shares of our common stock. Directors who may be appointed at a date other than the Annual Meeting are entitled to receive a pro rata portion of the annual director compensation.

2019 Compensation of the Board
The compensation payable to each non-employee director in 2019 was as follows:

•
non-employee directors received an annual equity award equal to $110,000 in restricted stock or, upon election, restricted stock units, which will vest in full on the earlier of the next annual meeting of stockholders or the first anniversary of such award;

•
the Chairman of the Board received an annual equity award equal to $450,000 in restricted stock or, upon election, restricted stock units, which will vest in full on the earlier of the next annual meeting of stockholders or the first anniversary of such award;

•	non-employee directors received an annual cash retainer of $85,000;

•	the Chairman of the Board received an annual cash retainer fee of $150,000;

•	the lead independent director received an additional cash retainer fee of $55,000;

•	annual cash fees paid to committee chairs were as follows: Audit Committee ($15,000), and all other committees ($10,000);

•	no fees for individual meeting; and

•
all directors were entitled to elect to receive fees (annual cash retainer and/or chair fees) in the form of restricted stock units in lieu of cash, with deferred conversion to shares of our common stock to a specified future date no later than such director’s termination of service on our Board.

The following table sets forth the compensation paid to each of our non-employee directors for the year ended December 31, 2019.

Name	Fees Earned ($)		Stock Awards (3) ($)	Total ($)
David M. Barse	$91,250	(1)	$110,003	$201,253
Ronald J. Broglio	$81,250		$110,003	$191,253
Peter C.B. Bynoe	$81,250	(1)	$110,003	$191,253
Linda J. Fisher	$81,250		$110,003	$191,253
Joseph M. Holsten	$91,250	(1)	$110,003	$201,253
Owen Michaelson	$81,250	(2)	$110,003	$191,253
Danielle Pletka	$81,250		$110,003	$191,253
Michael W. Ranger	$96,250	(1)	$110,003	$206,253
Robert S. Silberman	$132,500		$110,003	$242,503
Jean Smith	$91,250	(1)	$110,003	$201,253
Samuel Zell	$150,000	(1)	$450,014	$600,014

(1)
All or a portion of fees paid to Directors at their election in the form of restricted stock units in lieu of cash fees, with deferred conversion to shares of our common stock to a specified future date no later than such director’s termination of service on our Board.

(2)
On May 9, 2019 each non-employee director received an award of either 6,236 shares of restricted stock or, at their election an equivalent number of restricted stock units, with deferred conversion to shares of our common stock to a specified future date no later than such director’s termination of service on our Board. Mr. Zell received 25,511 shares for serving as Chairman of the Board. These shares had a grant date fair value of $17.64 per share, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation,” referred to in this proxy statement as “FASB ASC Topic 718.” The grant date fair value is computed using the closing price of shares on the grant date. For a discussion of valuation assumptions, see Note 7. “Stock-Based Award Plans,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

2020 Compensation of the Board
In 2020, as part of its obligation to review director compensation under its charter, the Nominating and Governance Committee, along with the Compensation Committee, engaged the Compensation Committee’s independent compensation consultants and independent legal counsel to examine the amount and composition of annual non-employee director compensation, taking into account (i) continuing changes in market best practices in the form and amount of annual compensation and (ii) practices within, and median compensation payable to, non-employee directors in our customized peer group in 2020. The Compensation Committee determined not to make any changes in the compensation payable to non-employee directors.

The Compensation Committee also examined the compensation payable to Mr. Zell in consideration for his employment as Chairman of the Board, noting that Mr. Zell provides invaluable contributions to the Company given his unique leadership capabilities along with his extraordinary business experience, including the following:

•	Mr. Zell is a globally-recognized expert on public and private capital markets;

•
Mr. Zell has a distinctive skill set based on more than fifty years of business experience, including exceptional financial acumen, extensive investment and management experience, and wide-ranging business and strategic expertise;

•	Mr. Zell brings to the Company well-recognized brand value and a distinguished reputation;

•
Mr. Zell has valuable and unequaled industry and community relationships, stature and contacts. His reputation, relationships and industry experience bring the Company selective opportunities to which we might not otherwise have access;

•
Mr. Zell has an exceptional track record and reputation for successfully leading companies with a focus on corporate governance and proper alignment of management and stockholder interests, including his role in successfully building and transforming many publicly-held companies, including our Company with the financing and acquisition of Covanta

Energy Corporation out of bankruptcy and then acquiring American Ref-Fuel and creating in the process one of the leading waste-to-energy companies in the world;

•	Mr. Zell’s insight plays an integral role in the Company’s making of decisions in the best interests of our stockholders and in aligning the interests of our stockholders with management; and

•
Mr. Zell has regular interaction with the Company’s Chief Executive Officer regarding strategy, balance sheet management and other high-level matters, and he will continue to play an instrumental role with the Company, including his attendance at meetings with investors at the Company’s request.

The Compensation Committee also noted that Mr. Zell has elected annually to receive his annual fee compensation in the form of restricted stock units in lieu of cash, such that all of his compensation for serving as Chairman of the Board is in the form of equity, fully aligning his interests with our stockholders.

The Compensation Committee concluded that such competitive positioning was appropriate and warranted given Mr. Zell’s unique and invaluable contributions to the Company, which we believe exceed those of a typical non-executive Chairman.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Board is currently comprised of twelve directors. The Board, at the recommendation of the Nominating and Governance Committee, has nominated each of the following twelve individuals to serve as a director for a term of one year:
David M. Barse
Ronald J. Broglio
Peter C.B. Bynoe
Linda J. Fisher
Joseph M. Holsten
Stephen J. Jones
Owen Michaelson
Danielle Pletka
Michael W. Ranger
Robert S. Silberman
Jean Smith
Samuel Zell
Each of the nominees, currently serves as a member of the Board for a one-year term expiring at the next Annual Meeting. If elected at this year's Annual Meeting, each nominee will serve until the date of next year's Annual Meeting or until his or her successor has been elected and qualified. Each nominee provides a depth of knowledge, experience and diversity of perspective to facilitate meaningful participation and, through service on the Board, satisfy the needs of the Company and its stockholders.
Each nominee has consented to serve as a member of the Board if re-elected for another term. Nevertheless, if any nominee becomes unable to stand for election (which is not anticipated by the Board), each proxy will be voted for a substitute designated by the Board or, if no substitute is designated by the Board prior to or at the Annual Meeting, the Board will act to reduce the membership of the Board to the number of individuals nominated.
There is no family relationship between any nominee and any other nominee or any executive officer of ours. The information set forth below concerning the nominees has been furnished to us by the nominees.
The Board recommends that you vote “FOR” the election of each of the above named nominees to the Board. Proxies solicited by the Board will be voted “FOR” the election of each of the nominees named above unless instructions to the contrary are given.

Our Directors

David M. Barse has served as a director since 1996 and is Chair of the Finance Committee and a member of the Audit Committee. Mr. Barse founded and is the Chief Executive Officer of XOUT Capital LLC, a newly formed index company based in Harrison, NY. Mr. Barse is also the founder and Chief Investment Officer of DMB Holdings, LLC, a private family office with a diverse investment portfolio. Until December 2015, Mr. Barse served as Chief Executive Officer of Third Avenue Management LLC, ("Third Avenue"), an investment adviser to mutual funds, private funds, solo-advised funds and separately managed accounts, since June 2003 and previously served as President of Third Avenue from February 1998 until September 2012. Mr. Barse also presently serves as a Trustee of Brooklyn Law School and serves on the Board of Directors of City Parks Foundation and Board of the Big Apple Gold Chapter of the Young Presidents' Organization.
The Board and management benefit from Mr. Barse's knowledge of finance and financial and trading markets, as well as his institutional knowledge of the Company's businesses, dating back to Danielson Holding Corporation's original investment in Covanta Energy, and his prior role as Danielson's President and Chief Operating Officer. Mr. Barse served as our President and Chief Operating Officer from July 1996 until July 2002. Mr. Barse's legal background and experience in growth strategy execution and investing in companies in a range of sectors, provide a direct benefit to the Board and our stockholders. Mr. Barse is 57 years old.

Ronald J. Broglio has served as a director since October 2004 and is a member of the Supply Chain and Public Policy Committee. Mr. Broglio has been the President of RJB Associates, a consulting firm specializing in energy and environmental solutions, since 1996. Mr. Broglio was Managing Director of Waste to Energy for Waste Management International Ltd. from 1991 to 1996. Prior to joining Waste Management, Mr. Broglio held a number of positions with Wheelabrator Environmental Systems Inc. from 1980 through 1990, including Managing Director, Senior Vice President - Engineering, Construction & Operations and Vice President of Engineering & Construction. Mr. Broglio served as Manager of Staff Engineering and as a staff engineer for Rust Engineering Company from 1970 through 1980.
Mr. Broglio has more than 46 years of experience in the waste and energy-from-waste industries, and has an in-depth technical knowledge of combustion systems, complementary and new technologies relating to both waste materials management and energy production, and the engineering associated with our business. In these areas, as well as his management experience in the waste and energy-from-waste sectors both in the Americas and in Europe, he provides valuable insight to management and the Board. Mr. Broglio is 79 years old.

Peter C.B. Bynoe has served as a director since July 2004 and is a member of the Compensation Committee and the Nominating and Governance Committee. In January 2020 Mr. Bynoe rejoined DLA Piper LLP (US) as Senior Advisor. Mr. Bynoe was a Partner in the firm from 1995 to December 2007. He was Senior Counsel to the firm from January 2009 to December 2016. From October 2014 to December 2019 Mr. Bynoe was a Managing Director at EGI. Mr. Bynoe has been a principal of Telemat Ltd., a consulting and project management firm since 1982. Mr. Bynoe has been a director of Frontier Communications Corporation (formerly known as Citizens Communication Corporation), a telephone, television and internet service provider, since 2007, a director of Ardent Health Services, a provider of health care services since August 2015 and in July 2013, he became a director of Real Industry, a diversified business and financial services enterprise that primarily manages assets and liabilities related to aluminum alloy purchasing, recycling and production investments. Real Industry filed a voluntary petition for protection under Chapter 11 of the federal bankruptcy laws on November 17, 2017. Mr. Bynoe resigned as a director of Real Industry on May 9, 2018 in connection with Real Industry's emergence from federal bankruptcy proceedings. From September 2013 to October 2014, he served as Chief Executive Officer of Rewards Network Inc., a provider of credit card loyalty and rewards programs. Mr. Bynoe was formerly a director of Rewards Network Inc. From February 2009 until September 2013, Mr. Bynoe was a partner and Chief Operating Officer at Loop Capital Markets, LLC, a full-service investment banking firm based in Chicago and Managing Director from February 2008 to February 2009.
The Board benefits from Mr. Bynoe's extensive legal and financial expertise, his background in complex public infrastructure projects, and his extensive knowledge of public policy issues. Mr. Bynoe's service as a board member for other public and private companies also enables him to provide valuable insight and perspective on compensation and governance matters. Mr. Bynoe is 68 years old.

Linda J. Fisher has served as a director since December 2007 and is a member of the Supply Chain and Public Policy Committee and the Audit Committee. Ms. Fisher served as Vice President, Safety, Health and Environment and Chief Sustainability Officer at E.I. du Pont de Nemours and Company (“DuPont”) from 2004 until her retirement in 2016. Prior to joining DuPont, Ms. Fisher was Deputy Administrator of the United States Environmental Protection Agency. Ms. Fisher has served on the boards of several environmental and conservation organizations. She is also a member of the Board of Directors of the S.C. Johnson Company, a privately held consumer goods company.
Ms. Fisher's background at the United States Environmental Protection Agency, where she held senior regulatory policy positions, provided to management and the Board valuable insight into the regulatory and policy developments affecting the Company's business and setting future strategy. Ms. Fisher's experiences as Chief Sustainability Officer at DuPont bring a breadth and depth of knowledge in matters relating to management of workplace safety and environmental compliance and performance for a public company, as well as add to the Board's breadth and further enhance our ability to improve and build upon the Clean World Initiative. Ms. Fisher is 67 years old.

Joseph M. Holsten has served as a director since May 2009. Mr. Holsten is Chair of the Supply Chain and Public Policy Committee and is a member of the Finance Committee. Since November 2011, Mr. Holsten has been Chairman of the Board of LKQ Corporation (“LKQ”), the largest provider in the U.S. of aftermarket, recycled and refurbished collision replacement parts and accessories, and a leading provider of new automotive aftermarket products in the United Kingdom, Germany, the Benelux countries, Italy, Switzerland, the Czech Republic and several other Central European states. He has been a member of the Board of Directors of LKQ since February 1999. Mr. Holsten was the President and Chief Executive Officer of LKQ from November 1998 until January 2011 when he became Co-Chief Executive Officer as part of his transition to retirement. He retired from his position of Co-Chief Executive Officer in January 2012. Prior to joining LKQ, Mr. Holsten held various positions of increasing responsibility with the North American and International operations of Waste Management, Inc. for approximately 17 years. From February 1997 until July 1998, Mr. Holsten served as Executive Vice President and Chief Operating Officer of Waste Management, Inc. From July 1995 until February 1997, he served as Chief Executive Officer of Waste Management International, plc. Mr. Holsten also serves as a Director to Mekonomen, a public company in Stockholm that sells and distributes new automotive after market products in Sweden, Norway, Denmark, Poland and Finland.
Mr. Holsten's operating and strategic experience in the waste industry, in both domestic and international markets, combined with his knowledge of global commodities markets, provides the Board with valuable insight and perspective on industry specific issues. In addition, as a recent chief executive officer and executive chairman of a public company, Mr. Holsten brings valuable perspective to management on a range of issues, as well as a deep financial expertise and understanding. Mr. Holsten is 67 years old.

Stephen J. Jones was appointed our President and Chief Executive Officer and elected as a director in March, 2015. Prior to joining Covanta, Mr. Jones was employed by Air Products and Chemicals, Inc. (“Air Products”), a global supplier of industrial gases, equipment and services from 1992 through September 2014. Mr. Jones served as senior vice president and general manager, Tonnage Gases, Equipment and Energy of Air Products, from April 2009 through September 2014. Mr. Jones also served as Air Products’ China President from June 2011 through September 2014 at Air Products’ office in Shanghai. He was also a member of Air Products’ Corporate Executive Committee from 2007 through September 2014. Mr. Jones joined Air Products in 1992 as an attorney in the Law Group representing various business areas and functions and in 2007 he was appointed senior vice president, general counsel and secretary. Mr. Jones also serves on the Board of Bloomsburg University Foundation and Tronox Holdings Plc, a publicly-traded vertically integrated mining and inorganic chemicals business.
Mr. Jones’ experience managing and growing domestic and international companies, with capital-intensive operating assets, his business acumen and his knowledge of the energy marketplace are valuable assets to the Board. Mr. Jones is 58 years old.

Owen Michaelson has served as a director of the Company since September 2018. Mr. Michaelson is chief executive officer of the Harworth Group PLC, one of the leading land and property regeneration companies in the United Kingdom. He has more than 25 years of experience in infrastructure development and investment, energy generation and waste management, having held executive roles at the Peel Group, Black Country Properties and Viridor.
Mr. Michaelson's experience in project development, waste management and planning activities, as well as his expertise in investing in capital intensive businesses in the United Kingdom bring valuable perspectives to the Board and to our strategy to execute on opportunities in this market which is important to our growth strategy. Mr. Michaelson is 53 years old.

Danielle Pletka Danielle Pletka was appointed to the Board in September, 2016 and is a member of the Nomination and Governance Committee and the Compensation Committee. Ms. Pletka is a senior fellow at the American Enterprise Institute (“AEI”). Until January 2020, she served as senior vice president of foreign and defense policy studies at AEI, a leading public policy research organization. Prior to joining AEI, between 1992 and 2002, she served as a senior professional staff member for the United States Senate Committee on Foreign Relations where she specialized in the Near East and South Asia.
Ms. Pletka has extensive experience in international affairs and markets, and in the political climates in many countries. As we seek to expand our business in international markets where opportunities exist, Ms. Pletka's experience, and strategic insights into new markets and the related political climate and outlook in those markets, provide valuable perspective to the Board and management. Ms. Pletka is 56 years old.

Michael W. Ranger was appointed to the Board in September, 2016 and is Chair of the Audit Committee and a member of the Finance Committee. Since 2004, Mr. Ranger has served as co-founder and senior managing director of Diamond Castle Holdings, LLC, a private equity investment firm focusing on energy and power, healthcare, financial services and other diversified industries. Before founding Diamond Castle Holdings in 2004, he was co-chairman of DLJ Global Energy Partners. Previously, he was an investment banker in the energy and power sector for 20 years, most recently as head of the Domestic Power Group at Credit-Suisse First Boston from 2000 to 2004 and prior to that as group head of Global Energy & Power at DLJ from 1990 to 2004. Before joining Donaldson, Lufkin & Jenrette, he was a senior vice president in the Energy & Utility Group at Drexel Burnham Lambert and was a member of the Utility Banking Group at Bankers Trust. Mr. Ranger is a former member of the board of directors of TXU Corp. (Dallas), American Ref-Fuel, Inc., Catamount Energy Corporation, Boston Media Group and Beacon Behavioral Health and is currently lead independent director on the board at Consolidated Edison, Inc. and a member of the board of directors at KDC Solar, Inc. He is Chairman of the Board of Trustees of St. Lawrence University, former Chairman of the Board of The Seeing Eye, Inc., former President of the board of Morristown-Beard School and Co-Chair of the board of Life Camp, Inc.
         Mr. Ranger's extensive experience in investment and finance, including board positions at both public and private companies in the energy-from-waste and broader energy sectors, bring valuable insight and perspective to the Board and management with respect to growth strategies, energy markets, and governance. Mr. Ranger is 61 years old.

          Robert S. Silberman is Lead Director of the Company and has served as a director since 2004. Mr. Silberman is the Chair of the board's Nominating and Governance Committee. Since 2013, Mr. Silberman has been Executive Chairman of the Board of Directors of Strategic Education, Inc. From 1995 to 2000, Mr Silberman held senior positions including President and Chief Operating Officer at CalEnergy Company, Inc., an independent energy producer. During the administration of President George H.W. Bush, Mr. Silberman held senior positions within the U.S. Department of Defense, including as the Assistant Secretary of the Army. Mr. Silberman is currently Advisor at EGI, and also serves as non-executive Chairman of Par Pacific Holdings, Inc. Mr. Silberman is a member of the Council on Foreign Relations.
          Mr. Silberman's position as a current executive chairman and formerly as a long tenured chief executive officer and board member of public companies, coupled with his financial background in investing in and growing energy and project development businesses, and his experience at senior positions in the public sector, combine to provide valuable insight and perspective to both the Board and management. Mr. Silberman is 62 years old.

Jean Smith has served as a director since December 2003 and is Chair of the Compensation Committee and a member of the Audit Committee. Ms. Smith is currently Chief Executive Officer of West Knoll Collection, LLC, a custom home furnishings company. From 2009 to 2013, Ms. Smith was a Managing Director of Gordian Group, LLC, an independently owned investment bank. From 2006 through 2008, she served as Managing Director of Plainfield Asset Management LLC, an investment manager for institutions and high net worth individuals. Ms. Smith previously held the position of President of Sure Fit Inc., a home textiles company, from 2004 to 2006. Ms. Smith has more than 30 years of investment and international banking experience, having previously held the position of Managing Director of Corporate Finance for U.S. Bancorp Libra and senior positions with Bankers Trust Company, Citicorp Investment Bank, Security Pacific Merchant Bank and UBS Securities.
Ms. Smith brings a range of extensive and diverse financial and business experience to the Board, including in the areas of capital markets, investment management, and operations and business management in both domestic and international markets. Ms. Smith is 64 years old.

          Samuel Zell has served as our Chairman of the Board since September 2005, and had also previously served as a director from 1999 to 2004, as our President and Chief Executive Officer from July 2002 to April 2004 and as our Chairman of the Board from July 2002 to October 2004. Mr. Zell's one-year term as our Chairman and as a director will expire at the next Annual Meeting. Mr. Zell is the Chairman of Equity Group Investments, the private investment firm he founded more than 50 years ago. He also chairs four other companies listed on the New York Stock Exchange: Equity Residential, a leading apartment REIT in the country; Equity LifeStyle Properties, a manufactured home community and resort REIT; Equity Commonwealth, an office REIT; and Anixter International Inc., a leading global provider of communications, security, and wire and cable products.
       Mr. Zell previously served as the Chairman of the Board of Equity Office Properties Trust, an equity REIT that owned and operated office buildings, and was the company's Interim President from April 2002 until November 2002 and was its Interim Chief Executive Officer from April 2002 until April 2003. Mr. Zell also previously served as Chairman of the Board of Rewards Network Inc., a dining rewards company and Blackstone Mortgage Trust, Inc. (f/k/a Capital Trust, Inc.), a specialized finance company.
          Mr. Zell's financial sophistication, extensive investment and management experience in domestic and global markets, dynamic business and strategic expertise and vast network significantly augment the Board in substantially every aspect of its functionality and provide invaluable insight to management. Mr. Zell is 78 years old.

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2020, subject to ratification of the appointment by our stockholders. During the 2019 fiscal year, Ernst & Young LLP served as our independent registered public accounting firm and also provided certain tax and audit-related services. We have been advised by Ernst & Young LLP that neither it nor any of its members has any direct or indirect financial interest in us.
Although we are not required to seek stockholder ratification of this appointment, the Audit Committee and the Board believe it to be sound corporate practice to do so. If the appointment is not ratified, the Audit Committee will investigate the reasons for stockholder rejection and the Audit Committee will reconsider the appointment. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting where they will be available to respond to appropriate questions and, if they desire, to make a statement.
The Audit Committee recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2020 fiscal year. Proxies solicited by the Board will be voted “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm unless instructions to the contrary are given.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act, we are asking our stockholders to vote to approve, on an annual and non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. At our last annual meeting, approximately 98% of our stockholders voted “FOR” an advisory vote approving the compensation of our named executive officers.
As described in detail under “Executive Compensation - Compensation Discussion and Analysis” below, the objective of compensation arrangements with our named executive officers is to motivate and reward them for creating long-term stockholder value by effectively operating our existing business and executing our strategic growth initiatives. Our compensation programs are broad-based and do not include either tax reimbursements or perquisites for our executive officers. The compensation structure for named executive officers was designed to ensure that a significant portion of compensation opportunities are “at risk” and directly related to performance metrics reflecting alignment with stockholder value creation, while also rewarding operating performance and financial performance. At the same time, these incentives incorporate structural limits to prevent excessive leverage and risk-taking.
We believe that our executive compensation program reflects our performance and aligns the pay of our executive officers, including our named executive officers, with the long-term interests of our stockholders. We have consistently maintained a pay-for-performance philosophy where operational performance, as reflected in our Adjusted EBITDA, Free Cash Flow per share, and total shareholder return (“TSR”) must be demonstrated in order for compensation to be realized.
Our philosophy and purpose is to align the interests of our stockholders and management, pay for performance, and retain our officers and employees. As a result our equity awards are allocated 60% to performance shares and 40% to time-based restricted stock units.
Fifty percent of our performance-based equity awards are based upon cumulative Free Cash Flow per share tied to internal operating goals and 50% are based upon external TSR metrics comparing our TSR performance relative to the companies in our peer group which are also used for benchmarking senior executive compensation levels. The methodology that we applied in developing our customized peer group and its constituent companies is described below in the Compensation Committee’s Compensation Discussion and Analysis. Our Compensation Committee selected these metrics because they align with our compensation philosophy, our business strategy and incorporate feedback that we have received from our stockholders.
Therefore, we believe that the long-term incentive compensation opportunities awarded to our named executive officers continue to reflect our strong commitment to paying for performance while effectively aligning the interests and incentives of management and our stockholders.
Our performance in 2019 was not only highlighted by record waste processing production and continued strong safety and operational performance, with Adjusted EBITDA of $428 million toward the middle of the Company’s guidance to the market, but also by continued strategic developments in our United Kingdom development pipeline with Green Investment Group (“GIG”) that has well-positioned our stockholders to benefit in the long run. As described in more detail below in “Executive Compensation - Compensation Discussion and Analysis,” we:

•
successfully executed on our strategic partnership with GIG, including commencing construction on the Earls Gate Energy Centre project (“Earls Gate”) and closing on our second EfW development project, the Rookery South Energy Recovery Facility (“Rookery”) and commencing construction;

•	positioned four other UK EfW projects with GIG, with two projects positioned for financial close during 2020 and two during 2021;

•	commenced operations at the East 91st Street Marine Transfer Station as part of the Company’s waste transport and disposal agreement with the New York City Department of Sanitation;

•	integrated operations of two EfW facilities in Palm Beach County, Florida acquired in late 2018;

•	reached agreements to extend and improve the terms of several long-term contracts in 2019 and continued to execute on a facility optimization and rationalization program;

•	and diversified and expanded our liquidity resources by entering into an accounts receivable securitization program.
These actions, along with continued organic growth and continuous improvement, put the Company in a strong position for future growth and development. Accordingly, in order to compensate and reward our named executive officers for these strategic accomplishments for the benefit of all stockholders, we continued to move the target compensation opportunities of our named executive officers toward the market median with an emphasis on performance-based equity compensation arrangements, such that our named executive officers can earn more or less than their respective target compensation based upon our performance and their individual performance.
In deciding how to vote on this proposal, we urge our stockholders to read the section entitled “Executive Compensation - Compensation Discussion and Analysis” in this proxy statement, which describes in more detail our compensation objectives and elements of our executive compensation program, as well as the “Summary Compensation Table For The Year Ended December 31, 2019” and other related compensation tables and narrative, which provide detailed information on the compensation of our named executive officers.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is presented on an annual basis and is advisory, which means that the vote is not binding on the Company, the Board or the Compensation Committee. However, we value the opinions expressed by our stockholders and the Board and the Compensation Committee will take the results of the vote into account in future compensation decisions.
We ask our stockholders to vote on the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table For The Year Ended December 31, 2019 and the other related tables and disclosure.”

The Board recommends that you vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement. Proxies solicited by the Board will be voted “FOR” the approval of the compensation of our named executive officers unless instructions to the contrary are given.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Executive Summary and Overview
 The following Compensation Discussion and Analysis (“CD&A”) should be read in conjunction with the compensation tables beginning on page 44. This CD&A details the decisions regarding our compensation programs and practices as they relate to our named executive officers, who in 2019 were as follows:

•	Stephen J. Jones, President and Chief Executive Officer

•	Bradford Helgeson, Executive Vice President and Chief Financial Officer

•	Michael J. de Castro, Executive Vice President, Supply Chain

•	Derek Veenhof, Executive Vice President, Asset Management EfW

•	Timothy J. Simpson, Executive Vice President, General Counsel and Secretary
Executive Summary
 We are one of the world’s largest owners and operators of infrastructure for the conversion of waste to energy (known as “energy-from-waste” or “EfW”), as well as other waste disposal and renewable energy production businesses. EfW serves two key markets as both a sustainable waste management solution that is environmentally superior to landfilling and as a source of clean energy that reduces overall greenhouse gas emissions and is also considered renewable under the laws of many states and under federal law. Our facilities are critical infrastructure assets that allow our customers, which are principally municipal entities, to provide an essential public service. Maintaining our reputation and continuing to position ourselves for future success requires high-caliber talent to protect and grow our business in support of our goal of producing superior financial returns for our stockholders.
We designed our executive compensation program with the following goals:

•
to align the interests of our stockholders and management by putting a significant portion of potential compensation “at risk” and tied to actual performance. Greater relative percentages of potential compensation are at risk for the most senior officers to reflect their levels of responsibility for our performance;

•
to provide a market competitive and internally equitable compensation and benefits package that reflects individual and company performance, job responsibilities and the strategic value of our market position and reputation;

•	to motivate and reward our senior management team for maintaining and creating long-term value by effectively operating our existing business and executing our strategic initiatives; and

•
to ensure retention, engagement, and motivation of our senior management team as productive long-term employees, who lead our strategic initiatives, effectively manage our businesses and related risks and drive financial performance.

Many of our named executive officers have extensive experience in the waste management and process industries. As a result, our named executive officers are especially knowledgeable about our business and our industry and thus particularly valuable to us and our stockholders as we continue to navigate challenging and dynamic market, economic and regulatory environments.
As set forth in the chart below, a significant percentage of the total compensation opportunity in 2019 to the Chief Executive Officer and the other named executive officers as a group was at risk and subject to the performance of the individual officer and the Company:

Chief Executive Officer
At Target - 2019 (1)

Other Named Executive Officers
At Target 2019 (1)

1Numbers may not add to 100% due to rounding.

We continue to promote a “pay-for-performance” philosophy in compensation and our actions have been consistent with this philosophy. Over the last several years, this philosophy has resulted in zero, or reduced, realized compensation earned by our named executive officers, substantially below the amounts reported at target levels in those years. This is illustrated by the following examples:
Performance-Based Equity Compensation Awards

•
Performance equity awards granted to executive officers in 2014 and 2015 that were tied to total stockholder return (“TSR”) did not vest at all in 2017 and 2018 because, following a steep decline in our stock price in 2015, our cumulative TSR on common stock lagged the relative benchmarks of the Standard and Poor’s Midcap 400 Index, the Dow Jones US Conventional Electricity Index, and the Dow Jones US Waste & Disposal Services Index.

•
Performance equity awards granted in 2016 and 2017 that were tied to a Free Cash Flow ("FCF") per share metric vested at 39% in March 2019 and 67% of target in March 2020 reflecting our cumulative FCF per share over such period at levels less than target, and imputing for calculation purposes the cumulative FCF per share produced by the Dublin EfW operated and controlled by the Company as if it was still wholly-owned by the Company consistent with assumptions when the awards were granted.

These results are reflected in the table below comparing realized equity compensation with the target amounts reflected in prior Summary Compensation Tables at the time of such respective awards:

Named Executive Officer	2014 Reported TSR Grant	2017 Realized Value	2015 Reported TSR Grant	2018 Realized Value	2016 Reported FCF per Share Grant	2019 Realized Value	2017 Reported FCF per Share Grant	2020 Realized Value

Stephen J. Jones[1]	N/A	N/A	$900,469	$0	$1,208,951	$519,235	$1,822,400	$1,112,399
Bradford J. Helgeson	$350,002	$0	$365,254	$0	$400,203	$171,891	$603,000	$368,072
Derek Veenhof	$314,999	$0	$335,348	$0	$466,914	$200,545	$428,800	$261,746
Michael de Castro[2]	N/A	N/A	N/A	N/A	$466,914	$200,545	$428,800	$261,746
Timothy J. Simpson	$364,000	$0	$373,302	$0	$506,925	$217,734	$406,500	$248,173
        1Mr. Jones was hired during 2015.
        2Mr. de Castro was hired during 2015 and did not receive performance-based equity awards that year.

Performance-Based Cash Incentive Compensation Awards

•
In 2017 and 2018, when operational Adjusted EBITDA performance was demonstrated, bonus payouts were 97% and 116% of target, respectively. In 2019, when we experienced the negative impact of lower energy and metals prices, Adjusted EBITDA, as adjusted by the commodity price collar, declined Adjusted EBITDA to 94.7% of the target goal, resulting in a payout of 87% of target. Accordingly, in 2017 through 2019, our named executive officers realized cash incentive compensation awards both less than and greater than the amounts reflected in the applicable Summary Compensation Tables as illustrated in the table under Performance-Based Compensation -- Overall Performance on page 38 below.

•
In contrast, in 2015 when Adjusted EBITDA did not reach the minimum threshold level for funding of the annual cash incentive compensation pool in a prior year, executive officers did not receive any annual cash bonus payments, consistent with our “pay for performance” philosophy.

Accordingly, when comparing reported performance-based compensation at target to realized performance-based compensation, it is clear that we have maintained an alignment of interests between management and our stockholders under our pay for performance philosophy.
In addition, our programs support high standards of corporate governance. None of our officers have an employment agreement, nor are they entitled to receive tax reimbursements or gross ups. We maintain meaningful stock ownership guidelines for officers and non-employee directors, and our insider trading policy prohibits all employees, including officers and directors, from trading in derivatives or otherwise hedging the economic risk associated with our common stock.

2019 Performance Highlights
With strong EfW and profiled waste markets throughout 2019 and organic growth and continuous operational improvements offset by material declines in commodities prices despite record volumes of metals recoveries, our financial performance reflected in our Adjusted EBITDA was consistent with our revised guidance ranges. Actual Adjusted EBITDA in 2019 of $428 million reflected a reduction from $457 million in 2018 but remained an improvement over Adjusted EBITDA of $408 million recorded in 2017. Free Cash Flow in 2019 was $140 million, was consistent with our guidance ranges, exceeded Free Cash Flow of $100 million in 2018 and was more in line with Free Cash Flow of $132 million in 2017.1
We also successfully accomplished a variety of strategic objectives in 2019, which included the following:

•	record waste processing and continued strong safety and environmental performance;

•
continued executing on our strategic partnership with GIG, including commencing construction on the Earls Gate project in Grangemouth Scotland, and closing financing and commenced construction of the Rookery project located 50 miles northwest of London, our second EfW development project with GIG in the UK;

•
continued to develop our UK pipeline of EfW projects with GIG during 2019, with two projects positioned for financial close during 2020 and two during 2021, including one project, our Newhurst project located near Loughborough, having closed on its financing in February, 2020, bringing to three the number of EfW projects we now have under construction in the UK;

•	commenced operations at the East 91st Street Marine Transfer Station as part of the Company’s waste transport and disposal agreement with the New York City Department of Sanitation;

•	integrated and demonstrated strong full-year operational performance at the EfW facilities in Palm Beach County, Florida acquired in late 2018;

•
reached agreements to extend and improve the terms of several long-term contracts and continued to implement a facility optimization program with the goals of improving overall operating profit and cash flow from our portfolio, reducing risk, and focusing resources on our most profitable and strategically important businesses, which may include contract renegotiations, sales, or facility closures;

•
diversified and expanded our liquidity resources by entering into a $100 million accounts receivable securitization program, issued $50 million of long-term, tax-exempt notes to finance qualified capital expenditures in Pennsylvania and fixed $150 million in notional amount of variable rate debt at lower fixed interest rates;

•
continued to expand our capabilities and client service offerings of our environmental services businesses in the United States and Canada through Covanta Environmental Services (“CES”), including expansions of our regulated medical and non-hazardous profiled waste businesses;

•	issued our 5th Comprehensive Sustainability Report highlighting continued progress towards our Environmental, Social and Governance goals;

•
expanded operations with two mobile metals processing facilities to increase volumes of non-ferrous recovery and supplement our regional metals processing facility, located in Pennsylvania, which processes ferrous and non-ferrous metals recovered at our EfW facilities, creating higher-value recycled metal products and expanding our potential end markets; and

•	advanced our continuous improvement initiative utilizing Lean Six Sigma methodologies with record performance against a series of sustainability goals aligned with our business goals and mission.

1 Adjusted EBITDA and Free Cash Flow are each non-GAAP financial measures, and are not intended as a substitute for other GAAP measures. Both Free Cash Flow and Adjusted EBITDA are used in our compensation programs and are presented in order to show the correlation between these financial measures and compensation to our named executive officers. We also use Free Cash Flow to assess and evaluate the overall performance of the Company’s business and to highlight trends in our overall business and we use Adjusted EBITDA to provide a more complete understanding of our business. For a reconciliation of Adjusted EBITDA and Free Cash Flow to the measures we believe to be the most directly comparable to those measures under GAAP, please see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations-Results of Operations-Supplementary Financial Information-Adjusted EBITDA (Non-GAAP Discussion)” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity-Supplementary Financial Information-Free Cash Flow (Non-GAAP Discussion)” in our Annual Report on Form 10-K for the year ended December 31, 2019.

2019 Compensation Highlights
Compensation Components
In order to create economic incentives to successfully implement our strategic and organic growth objectives, compensation for the named executive officers in 2019 consisted of the following components:

Component	Description/Purpose	How Amount Determined/ Performance Considerations	2019 Actions
Base Salary	Attract and retain experienced executives by providing competitive foundational cash compensation.	Targeted at peer group median individuals may be positioned above or below the median based upon nature and levels of responsibility, experience and individual performance.
Base salaries for the named executive officers increased by 4.9% on average in 2019 reflecting promotions or expansion of responsibilities and increases to bring cash compensation levels of our named executive officers to more competitive levels.

Annual Cash Incentives	Variable cash incentive to reward achievement of annual financial and strategic goals.	Based 100% upon Adjusted EBITDA. Minimum goals for Adjusted EBITDA must be achieved for any bonus to be funded.	Actual Adjusted EBITDA, as adjusted, performance in 2019 of $429 million compared to a target of $453 million resulting in a payout 87% of target.

Performance- Based Equity Awards
Variable equity-based awards, with vesting directly tied 50% to cumulative Free Cash Flow per share performance (“FCF Performance Awards”) and 50% to relative TSR compared our peer group (“TSR Performance Awards”), each measured over a three-year period.

Encourages decisions that generate free cash flow to operate our business and sustain our dividend, promote long-term value creation for stockholders, and align the named executive officers’ interests with stockholders.

Encourages behavior to promote long-term value creation for stockholders relative to our peers and align the named executive officers’ interests with stockholders.

FCF Performance Awards, constituting 50% of performance-based equity awards granted in 2019 will vest three years after grant based upon our cumulative Free Cash Flow per share, according to the following table:

In March 2019, the Committee granted 60% of target equity-based long-term incentives for the named executive officers in the form of three year performance-based equity awards, with 50% tied to cumulative Free Cash Flow per share and 50% tied to relative TSR compared to our customized peer group.

*Payouts are linearly interpolated for performance between breakpoints.
TSR Performance Awards, constituting 50% of performance equity awards granted in 2019 will vest three years after grant based upon our relative TSR against our customized peer group, according to the following table:

*Payouts are linearly interpolated for performance between breakpoints with a payout cap of 100% of target shares if absolute TSR is negative and a payout value cap of 400% of the product of the grant price and the target number of shares.

Time-Based Equity Awards
Shares of restricted stock units that vest pro-rata over a three-year period and pay dividends (upon vesting).

Encourages retention of key talent and aligns the named executive officers’ interests with stockholders.
Restricted stock units vest pro rata, upon continued employment, on each anniversary date with actual value determined by absolute stockholder returns during vesting period.
In March 2019, the Committee granted 40% of target equity-based long-term incentives for the named executive officers in the form of restricted stock units vesting pro rata over a period of three years based upon continued employment.

Retention Equity Awards	Shares of restricted stock units that vest at the end of a three-year period. Encourages retention of key talent and aligns the named executive officers’ interests with stockholders.	Restricted stock units vest at the end of a three-year period conditioned upon continued employment with actual value determined by absolute stockholder returns during vesting period.	The Committee did not grant retention equity awards to named executive officers in 2019.
Compensation Philosophy and Objectives
The Compensation Committee believes that a significant portion of annual and long-term compensation paid to our named executive officers should be closely aligned with our operating and financial performance on both a short-term and long-term basis. The goal of our executive compensation programs is to provide our executive officers with compensation and benefits that are fair, reasonable and competitive in the marketplace. These programs are intended to help us attract and retain qualified executives and to provide rewards that are linked to performance and risk management while also aligning the interests of these individuals with those of our stockholders.
Our incentive programs are generally broad-based. While providing specifically tailored incentives for our senior leadership team, we have also retained our philosophy that in order to provide incentives across the organization, our benefits programs must be broadly available to our officers and management-level employees. Accordingly, approximately 350 employees, ranging from certain managers, engineers and supervisors in our facilities to our senior officers, participate in our long-term incentive plan and receive equity-based awards.
The Compensation Committee has the following objectives in designing the programs:
Performance
The compensation and benefits we offer to our named executive officers are structured to ensure that a significant portion of compensation opportunities are directly related to (a) our operating performance as reflected in our financial performance of Adjusted EBITDA, which is used in our cash incentive program for all eligible corporate officers and employees, including all named executive officers, (b) our financial performance over a multi-year period as reflected in our three-year cumulative Free Cash Flow per share, which is used in our performance-based equity awards, (c) our relative TSR compared to our customized peer group, which is used in our performance-based equity awards, and (d) our absolute TSR, which impacts the earned value of time-based and performance-based equity compensation.
The Compensation Committee also considers individual performance in exercising its discretion to award additional compensation to named executive officers.
Alignment
In order to align the interests of our named executive officers with our stockholders, a significant portion of total compensation each year is in the form of equity awards (e.g., in 2019, 64% for our Chief Executive Officer and 51% on average for our other named executive officers) and a very substantial majority of total annual compensation is performance-based (e.g., in 2019, 84% for our Chief Executive Officer and 72% on average for our other named executive officers).
As described in detail above under Executive Summary, prior TSR performance-based equity awards granted in the years 2014 and 2015 did not vest in 2017 and 2018, 2016 FCF Performance Awards vested at 39% in 2019 and 2017 FCF Performance Awards vested at 67% in 2020 following the three-year performance period.
Retention
To promote retention of key talent, 40% of equity grants in 2019 were in the form of restricted stock awards earned on a pro rata basis over a period of three years, with vesting generally conditioned upon the employee’s continued employment with us on each vesting date. Further, performance-based equity awards only vest after a period of three years, based upon our cumulative Free Cash Flow per share performance and relative TSR performance, which also promotes retention.

Competitiveness and Benchmarking
We offer total compensation packages at levels we believe are required to attract and retain qualified employees and officers, including named executive officers. In assessing appropriate levels of total compensation and benefits, the Compensation Committee uses a variety of benchmarking techniques and generally has compared our compensation levels to a market median. The peer group of companies used for competitive comparisons of pay levels and practices includes a diversified group of publicly-held companies in similar businesses to ours and such that our size is near the median.
Customized Peer Group
Our customized peer group companies are within the following Global Industry Classification Standard (GICS) sub-industries: Environmental & Facilities Services; Steel; Renewable Electricity; Independent Power Producers & Energy Traders; Specialty Chemicals; Heavy Electrical Equipment; Semiconductors; and Electric Utilities. Accordingly, the peer group in 2019 was composed of the following 15 companies with (i) median revenues as of for the last four quarters as of January 31, 2020 of $2,165 million; (ii) median EBITDA of $364 million; (iii) median net income of $70 million; (iv) median annual EBITDA margin of 16.7%; and (v) median market capitalization of $2,696 million.1
The following table identifies the peer group companies along with their respective GICS sub-industry classifications:

GICS
Company	Sub-Industry
Advanced Disposal Services	Environmental & Facilities Services
ALLETE	Electric Utilities
Babcock & Wilcox	Heavy Electrical Equipment
Casella Waste	Environmental & Facilities Services
Clean Harbors	Environmental & Facilities Services
Commercial Metals	Steel
First Solar	Semiconductors
HB Fuller	Specialty Chemicals
Ormat Technologies	Renewable Electricity
PNM Resources	Electric Utilities
Schnitzer Steel	Steel
Sims Limited	Steel
Stericycle	Environmental & Facilities Services
US Ecology	Environmental & Facilities Services
Waste Connections	Environmental & Facilities Services
Covanta	Environmental & Facilities Services
1Peer group company median financial data derived from Standard and Poor's Capital IQ and reflect adjustments by Standard and Poor's intended to standardize information across companies and excludes Calpine Corp. which was acquired in 2019. These adjustments mat result in differences verses publicly reported financials as calculate in accordance with GAAP.

Role of Compensation Consultants
The Compensation Committee has periodically engaged independent compensation advisors at FW Cook to provide assistance and advice in carrying out its duties. Advisors from FW Cook, upon request by the Compensation Committee, have provided independent compensation advice on various aspects of executive compensation, including compensation payable to our executive officers and directors, reviewing compensation structures and recommendations presented by management, reviewing our peer group and other compensation matters. FW Cook advisers took their direction solely from, and provided their reports solely to, the Compensation Committee. Billing by FW Cook was provided directly to, and approved for payment by, the Compensation Committee.
The current relationship with FW Cook is exclusive to the Compensation Committee and is consistent with formal written procedures to maintain the independence of this relationship. At the request of the Compensation Committee, FW Cook addressed and confirmed their independence in writing to the Compensation Committee and the Compensation Committee concluded that FW Cook was independent and did not create any conflict of interest.

 Use of Consultants in Analysis of 2019 Compensation Program
At the request of the Compensation Committee, FW Cook assisted the Compensation Committee in (i) evaluating and updating the Company’s customized peer group; (ii) providing a benchmark of compensation practices and levels against the Company’s customized peer group to assist the Committee in its evaluation of compensation for our named executive officers; and (iii) reviewing proposals for future incentive compensation program design, including metrics to best align the interests of management and the stockholders.
Annual Compensation Process
 Our annual compensation review is undertaken at the direction and under the supervision of the Compensation Committee. Other than our Chief Executive Officer working with our Chief Human Resources Officer, no executive officers are involved in making recommendations for executive officer compensation, and no executive officer makes any recommendations for their own compensation. Additionally, no executive officers are involved in determining director compensation. Following the review process, the Compensation Committee discusses the review process and compensation determinations with the non-management members of the Board, and approves the annual base salaries, equity award grants, incentive cash award targets and financial metrics for the upcoming year and incentive cash awards for the prior year for the named executive officers.
Specifically, the Compensation Committee approves:

•	the targets for Adjusted EBITDA for the performance criteria of the annual cash incentive awards;

•	the form and amount or dollar value of equity awards; and

•	the vesting criteria, including any performance-based criteria, and vesting dates for equity awards.
In the first quarter of each year, the Compensation Committee reviews management’s recommendations and our historical pay and performance information. The Compensation Committee’s review includes approval of the value of restricted stock units and performance-based equity award grants. It is generally the Compensation Committee’s policy to authorize and grant equity awards as of the date of the Board of Directors meeting at which such awards are ratified by the non-management members of the Board of Directors upon the recommendation of the Compensation Committee, based upon the closing price of our common stock on the date of the award.
Periodically throughout the year, the Compensation Committee may discuss, as appropriate, the philosophy for the overall compensation program, and decide whether changes should be made in particular program components or whether special awards are appropriate or desirable during the current year or for future periods.
In 2019, the Compensation Committee used analysis of historic awards and tally sheets to assist in analyzing the named executive officers’ total compensation and various elements of their compensation and benefits, as well as potential payments in the event of a change in control. The tally sheets provided an additional macro level data point and long-term “check and balance” to the compensation process, which is typically more focused on the micro level and annual aspects of the individual components of compensation. The tally sheets also provided the Compensation Committee with information regarding the value of unvested outstanding equity awards for retention purposes and the wealth accumulation of our executive officers in the form of cumulative equity awards, the value of realized and unrealized awards and then current equity holdings. The Compensation Committee also examined equity wealth accumulation through its review of the named executive officers’ compliance with their respective stock ownership guidelines.
The Compensation Committee retains the authority to increase or decrease compensation based upon its review of tally sheets and did note the impact of unrealized awards on overall compensation and accumulated wealth in 2019.

 Overview of 2019 Compensation Structure
In order to align the interests of management and stockholders, the components of compensation for our named executive officers are focused on measurable, objective financial performance measures that are important to our stockholders. Adjusted EBITDA, which the Company uses to assess short-term profitability, cost control and growth, was used as the sole financial performance measure used for awards under our annual cash incentive program. We used cumulative Free Cash Flow per share for 50% of our performance-based equity awards, which measure the Company uses to assess the Company’s ability to continue to generate sufficient cash flow to enable the Company to sustain its practice of returning capital to its stockholders in the form of dividends.
As part of a new strategic partnership with GIG in February 2018 the Company sold a 50% interest in the Dublin EfW project to the joint venture with GIG and retained full operational control of the Dublin EfW facility under an operations and management contract. While these transactions were for the benefit of all of our stockholders, the Compensation Committee noted that the Free Cash Flow generated by the Dublin facility would no longer be consolidated and included in the cumulative Free

Cash Flow per share as contemplated by the outstanding FCF Performance Awards granted in 2016 and 2017 and would materially and adversely impact the ability of our employees to earn their equity incentive compensation on outstanding FCF Performance Awards. Accordingly, in order to retain the equity and incentives of the outstanding performance-based equity awards, the Compensation Committee determined that it would equitably and mathematically adjust the determination of vesting levels under those outstanding equity awards for the remainder of the performance periods under such awards by adjusting the calculation of cumulative Free Cash Flow per share to impute the actual Free Cash Flow per share generated by the Dublin EfW facility as if the Dublin EfW facility was still wholly-owned by the Company, as contemplated by such awards when granted. Target vesting thresholds in FCF Performance Awards were adjusted in 2019 to reflect the sale of the Dublin EfW facility with target vesting set at the current dividend level.
Although individual strategic performance goals were not used as a specific component of compensation, the Compensation Committee continued to evaluate strategic performance accomplishments and retained discretion to adjust awards. Further, in order to mitigate the impact of severe volatility, both positive and negative, in commodity prices variances, a floor and ceiling on commodity prices was imputed into the Adjusted EBITDA calculation to adjust commodities produced and sold during the year based on the commodity price levels anticipated at the time the target level of Adjusted EBITDA was set. Actual commodity prices during 2019 fell below the floor triggering a $1.2 million adjustment to 2019 Adjusted EBITDA resulting in an Adjusted EBITDA, as adjusted, of $429.1 million.
Certain adjustments continued to be made to 2019 compensation levels of our named executive officers consistent with our philosophy of targeting the median level of compensation within our peer group, which we continue to believe is representative of our business and reflective of the competitive pressure for hiring and retaining key employees.
Components of Total Compensation
 Our compensation and benefits package for named executive officers consists of direct compensation and company-sponsored benefit plans. Each component is designed to contribute to a total compensation package that is competitive and appropriately performance-based, and to create incentives for our named executive officers that coincide with our goals and intentions.
Direct Compensation
Direct compensation in 2019 consisted of base salaries, annual cash incentives, and long-term incentive equity awards in the form of annual time-based vesting restricted stock unit grants and performance-based vesting equity awards. Other than base salary, all elements of direct compensation included a component that was directly linked to our performance. Accordingly, in 2019, 84% of our Chief Executive Officer’s total compensation and 72% on average of our other named executive officers’ compensation was in the form of performance-based compensation and 64% of our Chief Executive Officer’s total compensation and 51% on average of our other named executive officers’ compensation was in the form of equity awards.
By creating these links, we seek to achieve our objectives of performance-based, cost-effective compensation programs. There are no formulas to determine annual base compensation. When setting target direct compensation opportunities, we generally target the market median, but we may also consider other factors, such as competition for certain executive skills and internal needs, an executive’s experience, recent individual performance and the Company’s strategic priorities. For example, in order to fill vacancies or new positions, or retain certain individuals, we may offer base salaries above the applicable market median or make other compensation adjustments in order to bring our named executive officers closer to the targeted market median. Further, named executive officers who have significant experience and have demonstrated sustained superior performance over time also may have salaries or other elements of compensation above the applicable market median.
Base Salary

•
Purpose:  Base salary is the fixed component of direct compensation and is designed to attract and retain experienced executives who can operate our business in a manner to achieve our short-term and long-term business goals and objectives.

•
Performance drivers:  While a named executive officer’s initial base salary is determined by an assessment of competitive market levels, the major factor driving changes in such base salary will be that named executive officer’s individual performance measured by his or her satisfaction of internal objectives specific to such named executive officer and his assigned responsibilities.

•
Other Factors:  We may also consider various external factors, such as competition for certain executive skills and internal needs, when setting annual base salaries. Although we have historically granted regular, annual merit-based salary increases to officers and salary adjustments as needed to reflect changes in role, responsibility and the competitive environment, such increases are not automatic. Further, we also consider overall levels of compensation in making compensation decisions, and attempt to balance annual base salary amounts with performance-based measures of compensation, such as incentive cash awards and equity awards.

•
2019: Base salaries for our named executive officers were increased by approximately 4.9% on average in 2019 reflecting promotions or expansion of responsibilities and increases to bring cash compensation levels of our named executive officers more in line with the median level of our peer group as part of an effort to ensure competitive total compensation and to retain employees critical to our success.

Performance-Based Compensation
Annual Cash Incentives

•	Purpose: The annual cash incentive award is a variable performance-based compensation component designed to reward the achievement of annual financial goals.

•
Application of Performance Measures:  As noted above, annual cash incentive awards in 2019 for our named executive officers were based upon achieving objectives measured by our Adjusted EBITDA compared to the target for Adjusted EBITDA. Minimum levels of Adjusted EBITDA must be achieved for any bonus pool to fund regardless of individual performance. Where such minimum levels are not reached the pool is not funded and no annual cash incentive awards are paid.

•
Target Bonus:  The Compensation Committee also set a “target” bonus level for each of the named executive officers, which was a stated percentage of such officer’s base salary. These target levels in 2019 were 120% for the Chief Executive Officer and ranged from 65% to 75% for the other named executive officers.

•	2019: Actual Adjusted EBITDA, as adjusted, was $429.1 million in 2019, resulting in a bonus payout of 87% of target reflecting strong operational performance offset by energy and metals prices.

Adjusted EBITDA Performance Goals
For 2019, the Compensation Committee adopted “minimum,” “threshold,” “target” and “maximum” goal levels for Adjusted EBITDA. Based on our 2019 budget, which was approved by our full Board in December 2018, these levels were reviewed by the Compensation Committee in February 2019 and approved by the Compensation Committee for the full year 2019 performance on a prospective basis as part of the annual compensation process. We measured financial performance results with a percentage that is calculated from the difference between the “target” and actual level achieved, in accordance with the following table:

Adjusted EBITDA Performance Level	Payout (% of Target Bonus)	Adjusted EBITDA as % of Target
< Minimum	0%	< 80%
Threshold	50%	80%
Target	100%	100%
>=Maximum	200%	≥ 120%

Between each of the foregoing levels, results are interpolated within each category to calculate specific incentive cash award percentages. Incentive cash awards are capped at 200% of target levels for all named executive officers.
The Compensation Committee retains the discretion to adjust the results for any given year, with the intent of removing impacts of unanticipated events outside of management’s control while recognizing that our stockholders may not be shielded from the impact of such events. Reasons for adjustments could include removing the effects of unanticipated events, such as accounting changes, project restructuring, timing of working capital, payments of cash bonuses in subsequent calendar years but relating back to the prior calendar year, insurance payments relating to different calendar years, balance sheet adjustments and similar items, which unless excluded would produce unintended consequences that are inconsistent with the goals of aligning the interests of named executive officers with our stockholders and of providing financial incentives to named executive officers to effectively implement our business plan and goals. No such adjustments were made in 2019. However, in order to mitigate the impact of severe volatility, both positive and negative, in commodity price variances, a 10% floor and ceiling on commodity prices is applied and imputed into the Adjusted EBITDA calculation to adjust commodities produced and sold during the year based on the commodity price levels anticipated at the time the target level of Adjusted EBITDA was set. As a result of steep declines in energy and metals commodities prices in 2019 below the commodity price floor, a $1.2 million adjustment was made to the calculations of Adjusted EBITDA in 2019 for incentive cash award calculation purposes as a result of the triggering of the commodity price collar.

The following table summarizes the historical performance targets for Adjusted EBITDA, as adjusted, and the variances from targets for payout purposes, as calculated in accordance with the foregoing linear pro-rations for the last three years (dollars in millions):
Adjusted EBITDA

	Target Adjusted EBITDA (in millions)	Actual Adjusted EBITDA, As Adjusted (in millions)	Payout Variances (% of Target)
2017	$425.0	$420.4	97%
2018	$450.0	$464.4	116%
2019	$453.0	$429.1	87%

While budgets and operational targets are reset each year and reviewed and approved by the Board, the Compensation Committee seeks to set financial performance target levels for purposes of the annual incentive cash awards that continue to challenge management, but are achievable if certain conditions are satisfied, including, in particular the following:

•	we continue to operate our business consistent with the historically high standards of efficiency, production, safety and environmental performance;

•	we continue to control our costs of conducting our business and operations;

•
external market forces and pricing are consistent with expectations (at the time we establish our annual budgets) in key areas, including waste, energy, commodity and scrap metal prices and interest rates;

•	third parties, including communities we serve and the purchasers of the energy we generate, continue to remain financially sound and satisfy their contractual obligations to us; and

•
we do not experience unforeseen events, such as weather, flooding, accidents or fires at our facilities, acts of God, pandemics, natural disasters, terrorism or other casualty events, that have a material adverse impact on our financial results.

Consequently, our ability to achieve the “target” level of the Financial Performance Measures each year is heavily dependent not only upon factors within our control, but also upon other conditions over which we have no control. There has always been substantial uncertainty with respect to achieving the target level at the time that the goals for financial performance measures are set and communicated. In 2019, the threshold level was set at 80% of target, or $362 million, and the cap was set at 120% of target or $544 million of Adjusted EBITDA. The 2019 target for Adjusted EBITDA was set lower than 2018 performance as a result of the anticipated significant declines in metals and energy prices. Our ability to meet or exceed performance targets in the future will depend upon a variety of factors, including execution of our strategy, contract transitions, managing our exposure to market pricing, competition in our sector, and the age of our facilities and related increased need for additional maintenance expenditures. As a result, it has been and may continue in the future to be, more difficult for our named executive officers to continue to receive incentive cash awards at or near the “target” level and equity awards granted in prior years to be achieved.
In addition, the Compensation Committee retains the authority and discretion to increase or decrease the size of any performance-based award or payout.
Overall Performance
The following table compares the award earned by each of the named executive officers, as compared to their respective target bonus opportunity, in each of the last three years:

Named Executive Officer	2017 Award (%)	2018 Award (%)	2018 Award (%)
Stephen Jones	95	116	87
Bradford J. Helgeson	107	116	87
Michael J. de Castro	95	125	99
Derek Veenhof	100	119	99
Timothy J. Simpson	102	116	90
As described above, the foregoing awards were consistent with our financial and strategic performance and consistent with the Compensation Committee’s philosophy that individual and Company performance above targets would result in corresponding awards in excess of target bonus opportunities while performance below targets would result in corresponding awards below target bonus opportunities. The Compensation Committee recognized certain individual performances of named executive officers in 2019, raising the cash incentive awards to Messrs. de Castro and Veenhof for the Company’s record operational and safety and environmental performance and to Mr. Simpson for success in certain legal matters concluded in 2019. In 2017, continued operational performance, highlighted by organic growth, growth in metals management and recovery and growth in environmental services and profiled waste, resulted in actual Adjusted EBITDA of $408.4 million, which was adjusted to $420.4 million, resulting in a payout at 97% of target. Improved operational performance in 2018 resulted in actual Adjusted EBITDA of $456.5 million, which was adjusted, to $464.4 million resulting in a payout at 116% of target. In 2019, strong operational performance offset by depressed energy and metals commodities prices resulted in actual Adjusted EBITDA of $427.9 million, which was adjusted to $429.1 million as a result of triggering the 10% commodity price collar. The Compensation Committee also retained discretion to adjust awards under the annual cash incentive plan by 10% relating to environmental, health and safety performance. The Compensation Committee did not exercise such discretion in 2019.
Long-term Incentive Equity Awards

•	Purpose: Long-term incentive equity awards are equity awards designed to attract and retain executives, and to strengthen the link between compensation and increased stockholder value.

•
Forms of Equity Awards:  In 2019, the Compensation Committee granted a combination of time-vesting and performance-vesting restricted stock. In 2019, our Chief Executive Officer and other named executive officer received equity awards with target grant-date values equal to 3.9 times and ranging from 1.6 to 1.8 times, respectively, their annual base salary, with 60% in the form of performance-based equity awards and 40% in the form of awards of time-based vesting restricted stock units.

•
Performance Equity Awards - Performance and Vesting Criteria:  Performance-based equity compensation granted in 2019 to our officers, including our named executive officers, is measured both by a critical internal measure of financial performance (e.g., cumulative FCF per share) measured over a three year performance period (the “FCF Performance Awards”) and an external measure of market performance (e.g., relative TSR) measured over a three year performance period against the same peers that the compensation of our named executive officers is benchmarked (the “TSR Performance Awards”). Half of the performance-based equity compensation granted in 2019 to our executive officers was in the form of FCF Performance Awards. FCF Performance Awards are restricted stock units, which are earned and vested three years after grant, based upon our three-year cumulative FCF per share performance. Vesting of the awards measured by our cumulative FCF per share is according to the following table, with payouts linearly interpolated for performance between levels:

Cumulative FCF per Share (2018-2020)	Payout Factor (% of Target Shares)
<$2.07	0%
$2.07	50%
$2.25	60%
$2.76	90%
$3.00	100%
>$3.75	200%
The other half of the performance-based equity compensation granted in 2019 to our executive officers was in the form of TSR Performance Awards are restricted stock units, which are earned and vested three years after grant based upon our relative TSR performance compared to our peer group. Vesting of the awards measured by our relative TSR performance compared to our customized peer group is according to the following table, with payouts linearly interpolated for performance between levels:

TSR Percentile	Vesting Percentage of Target
<25th	0%
25th	50%
50th	100%
75th	150%
>90th*	200%

*Subject to a payout cap of 100% of the target number of shares if absolute TSR is negative and a payout value cap of 400% of the result of the grant price multiplied by the target number of shares.

•	Restricted Stock Unit Awards - Vesting: Restricted stock unit awards granted in March 2019 vest in three equal tranches on March 15, 2020, March 17, 2021 and March 15, 2022.

The Compensation Committee does not have a specific policy or practice to time equity awards to the release of earnings or other material non-public information. However, the Compensation Committee may determine the value of an equity award but not issue or establish the number of shares or share units while in possession of material non-public information, such as a material pending transaction. Our practice is not to accelerate or delay the disclosure of material non-public information, whether favorable or unfavorable, but to make such disclosures when appropriate or required by applicable securities laws. In order not to unduly benefit or harm officers and employees, we have in the past postponed, and would consider postponing in the future, the issuance of awards until after the material non-public information has been publicly disclosed or is no longer considered to be material information.
The size of individual long-term incentive equity awards is determined using compensation guidelines developed based on competitive benchmarks. Within those guidelines, actual award recommendations are based on individual, and where applicable, business area performance. Vesting for awards is contingent upon continued employment through the full three-year performance period, with certain limited exceptions, including retirement at the age of 65 or older or, beginning in 2018, early retirement if the sum of the employees’ age and years of service equal or exceed 75.
CEO Compensation
The Compensation Committee believes that the compensation of our named executive officers should have a very significant component which is not fixed but is “at risk” and performance-based. The Compensation Committee believes that the Chief Executive Officer has the most control and responsibility for our overall performance of any officer and, accordingly, it is appropriate that he have the greatest percentage of compensation at risk and tied to our overall performance.
Taking into account the Compensation Committee’s philosophy and the need to provide a competitive compensation package compared to our peer group, following several years of demonstrated performance and leadership beginning in a difficult 2015 in which he voluntarily elected to waive his guaranteed cash bonus payment since no bonuses were being paid to employees under the cash incentive plan, in order to retain and properly incentivize a new chief executive officer of the caliber of Mr. Jones, the Compensation Committee took notice that Mr. Jones’ compensation was closer to the 25th percentile than the median level and increased his compensation materially in 2017 as part of a multi-year process to move him closer to the median of the peer group. Consistent with our pay for performance and alignment with stockholders’ philosophies, the most significant portions of the increases in compensation were made in his equity compensation, of which two-thirds was then performance-based. Further, due to his responsibility for our performance as Chief Executive Officer, consistent with the intents and purposes of the compensation structure, it was contemplated that Mr. Jones’ compensation would be materially higher than other named executive officers. However, as a result of a fatality at one of the Company’s facilities and to establish the “tone at the top” on the importance of safety and health, despite the otherwise strong performance and leadership demonstrated by Mr. Jones and the disparity of his compensation from the median, Mr. Jones advised the Compensation Committee that he would not consider or accept any increase in his compensation for 2018.
In order to bring Mr. Jones’ compensation closer in line with the Company’s peer group median and taking into account the fact that Mr. Jones did not accept any increase in his compensation in 2018, Mr. Jones’ annual compensation for 2019 as President and Chief Executive Officer was increased (with the increases primarily focused on performance-related components of his compensation) and set as follows: (1) annual base salary of $900,000; (2) target non-equity incentive compensation of 120% of his annual base salary; and (3) target grant-date fair value of equity compensation equal to $3,500,000 structured consistently with annual equity awards to other named executive officers of 60%, or $2,100,000, in the form of equal amounts of FCF and TSR

Performance Awards; and 40%, or $1,400,000, in the form of time-based restricted stock unit equity awards vesting pro rata over a period of three years.
Employment Arrangements
In order to retain the greatest flexibility on compensation decisions, none of our named executive officers have employment agreements. Instead, we incorporated into our standard forms of equity award agreements, primarily for Vice Presidents and higher, the terms of restrictive covenants covering non-competition, non-solicitation, confidentiality and assignment of intellectual property rights. In addition, we provide severance benefits under our severance policy to specified senior officers, including all named executive officers, payable over a period that matches the length of the applicable restrictive covenants. Severance is payable in the event that an eligible employee is terminated for reasons other than cause. See also “Severance Plan and Potential Payments upon Termination or Change in Control” below in this proxy statement for more information regarding the severance plan and payments following a change in control. For the purposes of the severance plan, “cause” is defined to include the following:

•	an employee’s failure or refusal to perform the duties of his or her employment in a reasonably satisfactory manner;

•	fraud or other act of dishonesty;

•	serious misconduct in connection with the performance of his or her duties;

•	material violation of any applicable policies or procedures;

•	conviction of, or plea of nolo contendere to, a felony or other crime; or

•	other conduct that has or reasonably is expected to result in material injury to our business or reputation.

The 24-month severance term for our Chief Executive Officer is longer than the 18-month severance term for other named executive officers because we desired the benefits to us of extended non-competition and non-solicitation covenant periods. Similarly, the 18-month severance period for our Executive Vice Presidents, Senior Vice Presidents, and Chief Accounting Officer and Treasurer, which includes the other named executive officers, is longer than other eligible employees because we also desired the benefits of their relatively longer restrictive covenant periods.
Company-Sponsored Benefit Plans
Consistent with our philosophy of providing the same forms of compensation throughout a broad spectrum of our managerial base, our executives are eligible to participate in the same benefit plans as those offered to all other non-union employees. We have not provided any perquisites to our named executive officers in any of the last three years.
Insurance Plans
The core insurance package includes health, dental, disability, AD&D and basic group life insurance coverage.
Retirement Plans
We provide a qualified 401(k) retirement plan to all eligible employees, including our named executive officers under which named executive officers may elect to contribute a fixed percentage of their earnings into this plan, up to the limit prescribed for 2019 by the IRS of $280,000 in annual earnings. We provide a matching contribution of 100% of the first 3% of an individual's earnings, and 50% of the next 2% of such individual's earnings up to the IRS limit. Our matching contributions are immediately vested. In addition, we provide eligible employees, including named executive officers, is a qualified defined contribution retirement plan. We contribute to this defined contribution plan an amount equal to 3% of an individual's annual eligible compensation as defined in the plan document up to the IRS annual compensation limit, which was $280,000 in 2019. Contributions to the defined contribution plan vest in equal amounts over a five-year period based on continued employment.
We also maintain a non-qualified supplemental defined benefit plan to those of our employees, including those named executive officers, who participated in the Covanta Energy Pension Plan, a qualified defined benefit pension plan, prior to its termination in 2012. This non-qualified supplemental plan represents an unfunded and unsecured obligation to pay a calculated benefit to retiring employees as and when they would otherwise have been eligible to receive a benefit under the now-terminated Covanta Energy Pension Plan. Effective January 1, 2010, we amended our non-qualified supplemental benefit plan to exclude future compensation increases received by eligible participants after December 31, 2009. Mr. Simpson is the only remaining named executive officer participating in the Supplemental Benefit Plan as of December 31, 2019.

Determining Benefit Levels
The Compensation Committee reviews benefit levels periodically to ensure that the plans and programs create the desired incentives for our employees, including named executive officers, which are generally competitive with the applicable marketplace, are cost-effective, and support our human capital needs. Benefit levels are not tied to company, business area or individual performance. In part due to the stock ownership guidelines that we have adopted for our officers and officers of our subsidiary Covanta Energy, we have not reviewed or tied retirement benefits to gains realized upon the exercise of stock options or the sale of restricted stock.
Compensation Policies
Stock Ownership Guidelines
Our Board believes that it is important for all of our officers, including officers of our subsidiary Covanta Energy, to acquire and maintain a substantial equity ownership position in our company. Accordingly, we have established stock ownership guidelines for our officers in order to specifically identify and align the interests of our officers with our stockholders and focus attention on managing our business as an equity owner. Shares counted as ownership include shares owned outright and time-based restricted stock awards. Officers are given five years to reach their target ownership levels. Transition periods are provided for individuals who have been promoted. The current guidelines are as follows:

Title	Multiple of Base Salary
Chief Executive Officer	4.0 x Base Salary
Executive Vice Presidents	3.0 x Base Salary
Senior Vice Presidents	2.0 x Base Salary
Vice Presidents	1.0 x Base Salary
The Compensation Committee has the sole discretion and authority to modify the stock ownership guidelines at any time.
Insider Derivative and Short-Sale Trading Restrictions
In order to avoid any appearance of a conflict of interest and to prevent opportunities for trading in violation of applicable securities laws, it is our policy that our employees, including our officers and directors, may not purchase or sell options on our common stock, nor engage in short sales with respect to our common stock. Also, we prohibit trading by employees, officers and directors in puts, calls, straddles, equity swaps or other derivative securities that are linked directly to our common stock. These prohibitions prevent our employees, officers and directors from hedging the economic risk inherent with their ownership of our common stock.
Return and/or Forfeiture of Performance-Based Payments or Awards
Pursuant to a policy formally adopted by our Board and as provided in our equity award agreements and in our 2014 Equity Award Plan, as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or of any applicable laws, rules or regulations promulgated by the Securities and Exchange Commission from time to time, if any stock award or other payment is based upon the satisfaction of financial performance metrics which are subsequently reversed due to a restatement or reclassification of financial results of the Company (excluding certain changes in financial statement presentation that may be excluded from such rules or regulations), then any payments made or awards granted shall be returned and forfeited or recovered to the extent required and as provided by applicable laws, rules, regulations or listing requirements.

COMPENSATION COMMITTEE REPORT
 The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon the review and discussions, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019. This report is provided by the following independent directors, who, except as set forth below, comprised the Compensation Committee throughout 2019 and through the date hereof:
JEAN SMITH (CHAIR)
PETER C.B. BYNOE
RONALD J. BROGLIO
DANIELLE PLETKA

Summary Compensation Table For The Year Ended December 31, 2019
The following table sets forth the compensation for the services in all capacities to us or our subsidiary companies for the years ended December 31, 2019, 2018 and 2017 of (a) our Chief Executive Officer, (b) our Chief Financial Officer, and (c) the three most highly compensated executive officers, other than the Chief Executive Officer and Chief Financial Officer, employed by us as of December 31, 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2) ($)	All Other Compensation (3)($)	Total ($)
Stephen J. Jones	2019	$900,000	$—	$3,664,059	(4)	$939,600	$—	$20,500	$5,524,159
President & Chief Executive Officer	2018	$800,000	$—	$2,798,305	(5)	$1,020,800	$—	$20,150	$4,639,255
	2017	$800,000	$—	$2,720,000	(6)	$836,000	$—	$19,800	$4,375,800

Bradford J. Helgeson	2019	$475,300	$—	$895,869	(4)	$330,810	$—	$20,638	$1,722,617
Executive Vice President & Chief Financial Officer	2018	$461,500	$—	$1,254,632	(5)	$401,500	$—	$20,258	$2,137,890
	2017	$450,000	$—	$900,000	(6)	$360,100	$—	$9,083	$1,719,183

Derek W. Veenhof	2019	$435,700	$—	$798,630	(4)	$301,900	$—	$20,552	$1,556,782
Executive Vice President, Sustainable Solutions	2018	$423,000	$—	$1,139,806	(5)	$353,800	$—	$20,174	$1,936,780
	2017	$400,000	$—	$640,000	(6)	$279,700	$—	$19,774	$1,339,474

Michael J. de Castro	2019	$435,700	$—	$798,630	(4)	$301,900	$—	$20,552	$1,556,782
Executive Vice President, Supply Chain	2018	$400,000	$—	$640,000	(5)	$266,200	$—	$19,774	$1,325,974
	2017	$350,000	$—	$700,000	(6)	$227,500	$—	$34,146	$1,311,646

Timothy J. Simpson	2019	$411,000	$—	$688,569	(4)	$240,555	$90,096	$20,498	$1,450,718
Executive Vice President General Counsel & Secretary	2018	$391,400	$—	$606,825	(5)	$259,100		$19,755	$1,277,080
	2017	$380,000	$—	$760,000	(6)	$234,650	$73,341	$78,065	$1,526,056

(1)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The grant date fair value for time-based restricted stock is computed using the closing price of the shares on the grant date. The grant date fair value for the FCF Performance Awards granted in 2017, 2018, and 2019 were computed using the closing price of the common stock on the grant date. The grant date fair value for the TSR Performance Awards granted in 2019 were calculated using a Monte Carlo simulation, which produced a probable value for the awards at $19.19 per share. The FCF Performance Awards and the TSR Performance Awards will each vest at the end of the three-year performance period, however, the number of shares delivered will vary based upon the attained level of performance and may range from 0 to 2.0 times the number of target units awarded.

(2)
The amounts shown for Mr. Simpson in this column are attributable to the change in actuarial present value of the accumulated benefit under a supplemental benefit plan that was frozen in 2009, at December 31, of the applicable year, as compared to December 31, of the immediately preceding year.

(3)	The amounts shown in this column for 2019 consist of the following components:

Name	Company 401(k) Match(a)	Company Contribution to Defined Contribution Plan(b)	Life Insurance Premiums Paid by Company	Total
Stephen J. Jones	$11,200	$8,400	$900	$20,500
Bradford J. Helgeson	$11,200	$8,400	$1,038	$20,638
Derek W. Veenhof	$11,200	$8,400	$952	$20,552
Michael J. de Castro	$11,200	$8,400	$952	$20,552
Timothy J. Simpson	$11,200	$8,400	$898	$20,498

(a)
Represents matching contributions to the 401(k) account under the Covanta Energy Savings Plan of each named executive officer. See the description of the plan in “Retirement Plans” for more information.

(b)
Represents contributions to the defined contribution retirement plan account under the Covanta Energy Savings Plan of each named executive officer. See the description of the plan in “Retirement Plans” for more information.

(4)
Includes $16.60 of grant date fair value for time-based restricted stock unit awards granted in 2019. The grant date fair value for the TSR Performance Awards granted in 2019 were calculated using a Monte Carlo simulation, which produced a probable value for the awards of $19.19 per share.

(5)	Includes $14.80 of grant date fair value for FCF Performance Awards and time-based restricted stock or restricted stock unit awards granted in 2018.

(6)	Includes $16.30 of grant date fair value for FCF Performance Awards and time-based restricted stock or restricted stock unit awards granted in 2017.
Equity Award Plans
All equity awards made to the named executive officers in 2019 were made pursuant to the 2014 equity award plan for employees and officers, which we refer to as the “Plan.” The Plan is administered by the Compensation Committee of our Board. Awards under the Plan were granted to employees (including officers) of the Company, its subsidiaries and affiliates. The Plan provides for awards to be made in the form of (a) shares of restricted stock, (b) incentive stock options, (c) non-qualified stock options, (d) stock appreciation rights, (e) performance awards, (f) restricted stock units or (g) other stock-based awards which relate to or serve a similar function to the awards described above. Awards could be made on a stand-alone, combination or tandem basis.
As of March 16, 2020, there were 5,368,824 shares of common stock available for issuance under the Plan.

The following table provides information on both equity incentive awards that were made under the Plan and incentive cash awards made during the year ended December 31, 2019.
Grants of Plan-Based Awards — 2019

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (4)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (4)(5)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)	($)
Stephen J. Jones		$540,000	$1,080,000	$2,160,000	—	—	—	—	—	—	$—
	March 7, 2019	$—	$—	$—	63,260	126,520	253,040	—	—	—	$2,264,059
	March 7, 2019	$—	$—	$—	—	—	—	84,340	—	—	$1,400,000

Bradford J. Helgeson		$190,120	$380,240	$760,480	—	—	—	—	—	—	$—
	March 7, 2019	$—	$—	$—	15,470	30,940	61,880	—	—	—	$553,669
	March 7, 2019							20,620			$342,200

Derek W. Veenhof		$152,495	$304,990	$609,980	—	—	—	—	—	—	$—
	March 7, 2019	$—	$—	$—	13,790	27,580	55,160	—	—	—	$493,530
	March 7, 2019	$—	$—	$—	—	—	—	18,380	—	—	$305,100

Michael J. de Castro		$152,495	$304,990	$609,980	—	—	—	—	—	—	$—
	March 7, 2019	$—	$—	$—	13,790	27,580	55,160	—	—	—	$493,530
	March 7, 2019	$—	$—	$—	—	—	—	18,380	—	—	$305,100

Timothy J. Simpson		$133,575	$267,150	$534,300	—	—	—	—	—	—	$—
	March 7, 2019	$—	$—	$—	11,890	23,780	47,560	—	—	—	$425,469
	March 7, 2019	$—	$—	$—	—	—	—	15,850	—	—	$263,100

(1)
In March 2019, our Compensation Committee established various levels of performance. The amounts shown in these columns reflect the range of potential payouts for 2019 performance under our annual incentive cash award plan between the "threshold" and "maximum" levels. The amounts shown in the “threshold” column represent the amount of cash award payable at the 50% of "target" level of performance. In addition, there is a "minimum" level of Company performance below the "threshold" which if not attained will result in no cash awards being payable. Please see the “Compensation Discussion and Analysis” in this proxy statement for more information regarding these awards and performance measures.

(2)
The number of shares of Company common stock actually delivered to executive officers at the end of the three year performance period for FCF Performance Awards can range from 0% to 200% of the number of target shares awarded, measured against a target of $3.00. If the cumulative Free Cash Flow per share is less than $2.07, then no shares will be issued. If the cumulative Free Cash Flow per share is equal to or above $2.07, then a payout of target shares will begin to be allocated to each participant. To receive 100% of target the Company's cumulative Free Cash Flow per share must be equal to $3.00. Participants can earn up to 200% of target if the Company's cumulative Free Cash Flow per share equals or exceeds $3.75. Awards are interpolated on a straight-line basis for performance results between levels. Please see the "Compensation Discussion and Analysis" in this proxy statement for more information regarding these awards.

(3)
The number of shares of Company common stock actually delivered to executive officers at the end of the three year performance period for TSR Performance Awards can range from 0% to 200% of the number of target shares awarded, measured against the Company’s TSR relative to the weighed performance of the companies composing the Company’s peer group as set forth in this proxy statement, with vesting determined as follows: (i) vesting at 50% of target for the Company’s relative TSR performance at the 25th percentile, (ii) vesting at 100% of target vesting for TSR performance at the 50th percentile, (iii) vesting at 150% of target for TSR performance at the 75th percentile and (iv) vesting at 200% of target for TSR Performance at or above the 90th percentile and performance between designated percentiles above the threshold 25th percentile linearly prorated; subject to (x) a payout cap of 100% of target if the Company’s absolute TSR is negative and (y) a payout cap of 400% of the result of the grant price multiplied by the target number of shares. Please see the "Compensation Discussion and Analysis" in this proxy statement for more information regarding these awards.

(4)
The number of shares shown reflects the 2019 restricted stock unit awards under the Plan. The restricted stock unit awards made in 2019 vested ratably over three years, on the basis of continued employment.

(5)
Represents the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The grant date fair value for restricted stock units is computed using the closing price of the shares at the grant date. The grant date fair value for the FCF Performance Awards was equal to the closing price of our common stock on the grant date. The grant date fair value for the TSR Performance Awards granted in 2019 were calculated using a Monte Carlo simulation, which produced a probable value for the awards at $19.19 per share. For our named executive officers, we have assumed for calculating the grant date fair value under FASB ASC Topic 718 that the forfeiture rate was zero.

The following table sets forth the outstanding equity awards held by each of our named executive officers as of December 31, 2019:
Outstanding Equity Awards at Fiscal Year-End 2019

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)
Stephen J. Jones	18,356	(6)	$2,251,302	111,804	(3)	$5,173,165
	49,009	(2)		55,136	(3)(8)
	84,340	(4)		63,260	(3)(8)
				55,136	(5)
				63,260	(5)

Bradford J. Helgeson	6,074	(6)	$1,019,360	36,994	(3)	$1,507,922
	14,968	(2)		16,839	(3)(8)
	20,620	(4)		15,470	(3)(8)
	27,028	(7)		16,839	(5)
				15,470	(5)

Derek W. Veenhof	4,319	(6)	$930,231	26,307	(3)	$1,232,328
	12,957	(2)		14,577	(3)(8)
	18,380	(4)		13,790	(3)(8)
	27,028	(7)		14,577	(5)
				13,790	(5)

Michael J. de Castro	4,319	(6)	$529,135	26,307	(3)	$1,232,328
	12,957	(2)		14,577	(3)(8)
	18,380	(4)		13,790	(3)(8)
				14,577	(5)
				13,790	(5)

Timothy J. Simpson	4,095	(6)	$657,367	24,943	(3)	$1,084,938
	10,838	(2)		12,193	(3)(8)
	15,850	(4)		11,890	(3)(8)
	13,514	(7)		12,193	(5)
				11,890	(5)

(1)	Based on the closing price of our common stock of $14.84 on December 31, 2019, as reported on the New York Stock Exchange.

(2)	Restricted stock vests in two equal installments on March 17, 2020 and March 17, 2021.

(3)
FCF Performance Awards granted in 2017 are reflected at target. Actual vesting ranging from 0% to 200% of target will be determined after a three year performance period based upon the Company's cumulative Free Cash Flow per share against a target of $4.00. Cumulative Free Cash Flow per share will be determined by imputing the actual Free Cash Flow per share generated by the Dublin EfW facility as if the Dublin EfW facility was still wholly-owned by the Company, as contemplated by such awards when granted. See "Compensation Discussion and Analysis" for further detail regarding the vesting of the Performance Equity Awards.

(4)	Restricted stock vests in three equal installments on March 17, 2020, March 17, 2021, and March 17, 2022.

(5)
TSR Performance Awards are reflected at target. Actual vesting ranging from 0% to 200% of target will be determined after a three-year performance period based upon the Company's relative TSR performance against designated peer groups. See "Compensation Discussion and Analysis" for further detail regarding the vesting of the TSR Equity Awards.

(6)	Restricted stock vests on March 17, 2020.

(7)	Retention awards granted March 8, 2018 will vest on March 17, 2021 based on continuous employment.

(8)
FCF Performance Awards granted in 2018 and 2019 are reflected at target. Actual vesting ranging from 0% to 200% of target will be determined after a three-year performance period based upon the Company’s cumulative Free Cash Flow per share against a target of $3.00.

The following table sets forth the option exercises and stock vesting for each of our named executive officers during the year ended December 31, 2019:
Option Exercises and Stock Vested During 2019

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting (1) ($)
Stephen J. Jones	—	$—	56,175	$961,154
Bradford J. Helgeson	—	$—	17,966	$307,398
Derek W. Veenhof	—	$—	15,940	$272,733
Michael J. de Castro	—	$—	13,041	$223,132
Timothy J. Simpson	—	$—	15,098	$258,327

(1)	Amounts reported in this column represent the value of restricted stock awards that vested on March 17, 2019.

Retirement Plans
Pension Benefits
Covanta Energy Savings Plan
The Covanta Energy Savings Plan is comprised of two components: The first component, which we provide to eligible employees, including named executive officers, is a qualified 401(k) retirement plan. All full-time and part-time employees not subject to a collective bargaining agreement are eligible to participate in this plan upon employment. Named executive officers may elect to contribute a fixed percentage of their earnings into this plan, up to the limit prescribed for 2019 by the IRS of $280,000 in annual earnings. We provide a matching contribution of 100% of the first 3% of an individual's eligible earnings, and 50% of the next 2% of such individual's eligible earnings up to the IRS limit. Our matching contributions are immediately vested.
The second component, which we provide eligible employees, including named executive officers, is a qualified defined contribution retirement plan. We contribute to this defined contribution plan an amount equal to 3% of an individual's annual eligible compensation as defined in the plan document up to the IRS annual compensation limit, which was $280,000 in 2019. Contributions to the defined contribution plan vest in equal amounts over a five-year period based on continued employment.

Supplemental Benefit Plan
We maintain a non-qualified supplemental defined benefit plan, relative to the Covanta Energy Pension Plan, a qualified defined benefit pension plan, prior to its termination in 2012. Historically, this non-qualified supplemental benefit provided a benefit equivalent to the Covanta Energy Pension Plan benefit for earnings above the IRS earnings cap.  This non-qualified supplemental plan represents an unfunded obligation to pay a calculated benefit to participating employees as and when they would otherwise have been eligible to receive a benefit under the now-terminated Covanta Energy Pension Plan.  Effective January 1, 2010, we amended our non-qualified supplemental benefit plan to exclude future compensation increases received by eligible participants after December 31, 2009.  Mr. Simpson is the only remaining named executive officer participating in the Supplemental Benefit Plan as of December 31, 2019. Under the Supplemental Benefit Plan, Mr. Simpson has 12.3 years of credited service, and a present value of accumulated benefit of $570,453 based upon actuarial assumptions used to determine the present value of the accumulated benefit at December 31, 2019; a measurement date of December 31, a discount rate of 3.25%, a retirement age of 65 years and the mortality required under the Internal Revenue Code for purposes of calculating lump sums. No amounts were paid out to any named executive officer in 2019.

Severance Plan and Potential Payments upon Termination or Change in Control
Severance Agreements
In February 2010, we adopted the Severance Plan for Covanta Energy Corporation Senior Officers, referred to in this proxy statement as the “Severance Plan.” This plan covers our Chief Executive Officer, Executive Vice Presidents, Regional Vice-Presidents, Senior Vice-Presidents, Chief Accounting Officer and Treasurer.
Change in control arrangements are also covered in the Covanta Holding Corporation agreements for Restricted Stock Awards, TSR Performance Awards and FCF Performance Awards.
Defined Terms in the Severance Plan and Agreements for Restricted Stock Awards, TSR Performance Awards and FCF Performance Awards
For purposes of the Severance Plan and agreements for Restricted Stock Awards, TSR Performance Awards and FCF Performance Awards executed in connection with the award of restricted stock and restricted stock units under the Covanta Holding Corporation 2014 Equity Award Plan, the terms “cause,” “change in control,” and “eligible termination of employment” are defined as follows:
“Cause” shall mean, with respect to the termination of an Employee's employment with Covanta and our subsidiaries, referred to as the "Company Group", such Employee's (i) failure or refusal to perform the duties of his or her employment with the Company Group in a reasonably satisfactory manner, (ii) fraud or other act of dishonesty, (iii) serious misconduct in connection with the performance of his or her duties for the Company Group, (iv) material violation of any policy or procedure of the Company Group, (v) conviction of, or plea of nolo contendere to, a felony or other crime or (vi) other conduct that has or reasonably is expected to result in material injury to the business or reputation of any member of the Company Group, in any such case, as determined by the Administrator in his/her sole discretion.
“Change in Control” shall mean the occurrence of any of the following events, each of which shall be determined independently of the others:
(a) any “Person”, other than a holder of at least 10% of our outstanding voting power as of the date of this agreement or plan, becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of a majority of our stock entitled to vote in the election of our directors or the directors or the directors of our subsidiaries;
(b) individuals who are our “Continuing Directors” of Covanta cease to constitute a majority of the members of the Board. For purposes of this definition, “Continuing Directors” shall mean the members of the Board on the date of the agreement or plan, as applicable, provided that any person becoming a member of the Board subsequent to such date whose election or nomination for election was supported by at least a majority of the directors who then comprised the Continuing Directors shall be considered to be a Continuing Director;
(c) our stockholders adopt and consummate a plan of complete or substantial liquidation or an agreement providing for the distribution of all or substantially all of our assets or the assets of our subsidiaries;
(d) Covanta is a party to a merger, consolidation, other form of business combination or a sale of all or substantially all of its assets, with an unaffiliated third party, unless our business following consummation of such merger, consolidation or other business combination is continued following any such transaction by a resulting entity (which may be, but need not be, Covanta) and our stockholders immediately prior to such transaction hold, directly or indirectly, at least a majority of the voting power of the resulting entity; provided, however, that a merger or consolidation effected to implement a recapitalization of Covanta (or similar transaction) shall not constitute a Change in Control;
(e) there is a Change in Control of Covanta Holding of a nature that is reported in response to item 5.01 of Current Report on Form 8-K or any similar item, schedule or form under the Exchange Act, as in effect at the time of the change, whether or not we are then subject to such reporting requirements; provided, however, that for purposes of the agreement or plan, as applicable, a Change in Control shall not be deemed to occur if the Person or Persons deemed to have acquired control is a holder of at least 10% of the outstanding voting power as of the date of the agreement or plan, as applicable; or
(f) Covanta consummates a transaction which constitutes a “Rule 13e-3 transaction” (as such term is defined in Rule 13e-3 of the Exchange Act) prior to the termination of the agreement or plan, as applicable.
“Eligible Termination of Employment” shall mean the involuntary termination other than for Cause of an Employee's employment with the Company Group after the Effective Date.

Executive Officer Termination Compensation
Stephen J. Jones has served as President and Chief Executive Officer of the Company since March 2015. The following table shows the potential payments to Mr. Jones upon his termination of employment or a change in control of the Company under the Severance Plan and agreements for Restricted Stock Awards, TSR Performance Awards and FCF Performance Awards or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2019. The table excludes vested account balances under the Covanta Energy Savings Plan.

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$34,615	(1)	$34,615	(1)	$1,800,000	(2)	$34,615	(1)	$3,656,800	(2)	$34,615	(1)	$34,615	(1)
Stock Option	$—		$—		$—		$—		$—		$—		$—
Restricted Stock	$—		$—		$—		$—		$2,400,340	(3)(4)	$—		$—
TSR Performance Awards	$—		$—		$—		$—		$698,413	(5)	$—		$—
FCF Performance Awards	$—		$—		$—		$—		$2,308,689	(6)	$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$42,031	(8)	$—		$44,983	(7)	$—		$51,565	(8)
Life Insurance Benefits	$—		$—		$—		$—		$—		$750,000	(9)	$—
Total:	$34,615		$34,615		$1,842,031		$34,615		$9,109,225		$784,615		$86,180

(1)	Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.

(2)
In the event that Mr. Jones’ employment is terminated without cause or as a result of a change in control, he shall be entitled to a severance payment equal to 24 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 24 months. If the termination is a result of a change in control, Mr. Jones is also entitled to two times his average annual cash bonus for the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.

(3)
If Mr. Jones' termination is a result of a change in control as defined in the respective award agreements, all unvested options, shares of restricted stock or other equity awards, plus accrued and unpaid dividends then held by the named executive officer shall immediately vest under the terms of the respective agreements under which such equity awards were granted.

(4)
Represents the value of accelerated unvested stock calculated by multiplying the number of shares of unvested restricted stock held by Mr. Jones by $14.84, the closing price of our common stock on the New York Stock Exchange on December 31, 2019.

(5)
Pursuant to the agreements for TSR Performance Awards, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the TSR performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period, plus accrued and unpaid dividends on previously unvested equity awards.

(6)
Pursuant to the agreements for FCF Performance Awards, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the cumulative Free Cash Flow per share performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period, plus accrued and unpaid dividends on previously unvested equity awards.

(7)
Pursuant to the Severance Plan, provided Mr. Jones' employment is terminated without cause or as a result of a change in control, he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 24 months.

(8)	Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. Jones meets the definition of “disabled” pursuant to that policy.

(9)	Reflects the estimated present value of the proceeds payable to Mr. Jones' beneficiaries upon his death.

Bradford J. Helgeson has served as our Executive Vice President and Chief Financial Officer since November 2013. The following table shows the potential payments to Mr. Helgeson upon his termination of employment or a change in control of the Company under the Severance Plan and agreements for Restricted Stock Awards, TSR Performance Awards and FCF Performance Awards or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2019. The table excludes vested account balances under the Covanta Energy Savings Plan.

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$18,281	(1)	$18,281	(1)	$712,950	(2)	$18,281	(1)	$1,284,150	(2)	$18,281	(1)	$18,281	(1)
Stock Option	$—		$—		$—		$—		$—		$—		$—
Restricted Stock	$—		$—		$—		$—		$1,108,318	(3)(4)	$—		$—
TSR Performance Awards	$—		$—		$—		$—		$204,466	(5)	$—		$—
FCF Performance Awards	$—		$—		$—		$—		$712,342	(6)	$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$31,523	(7)	$—		$34,177	(7)	$—		$51,565	(8)
Life Insurance Benefits	$—		$—		$—		$—		$—		$951,000	(9)	$—
Total:	$18,281		$18,281		$744,473		$18,281		$3,343,453		$969,281		$69,846

(1)	Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.

(2)
In the event that Mr. Helgeson’s employment is terminated without cause or good reason or as a result of a change in control, he shall be entitled to a severance payment equal to 18 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 18 months. If the termination is a result of a change in control, he is entitled to one and a half times his average cash bonus received during the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.

(3)
If Mr. Helgeson’s termination is a result of a change in control as defined in the respective award agreements, all unvested shares of restricted stock or other equity awards, plus accrued and unpaid dividends, then held by Mr. Helgeson shall immediately vest under the terms of the respective agreements under which such equity awards were granted.

(4)
Represents the value of accelerated unvested restricted stock calculated by multiplying the number of shares of unvested restricted stock held by Mr. Helgeson by $14.84, the closing price of our common stock on the New York Stock Exchange on December 31, 2019.

(5)
Pursuant to the agreements for TSR Equity Awards, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the TSR performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period, plus accrued and unpaid dividends on previously unvested equity awards.

(6)
Pursuant to the agreements for FCF Performance Awards, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the cumulative Free Cash Flow per share performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period, plus accrued and unpaid dividends on previously unvested equity awards.

(7)
Pursuant to the Severance Plan, provided Mr. Helgeson's employment terminated without cause or good reason or as a result of a Change in Control, he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 18 months.

(8)	Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. Helgeson meets the definition of “disabled” pursuant to that policy.

(9)	Reflects the estimated present value of the proceeds payable to Mr. Helgeson’s beneficiaries upon his death.

Derek W. Veenhof has served as our Executive Vice President, Sustainable Solutions since November 2013. The following table shows the potential payments to Mr. Veenhof upon his termination of employment or a change in control of the Company under the Severance Plan and agreements for Restricted Stock Awards, TSR Performance Awards and FCF Performance Awards or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2019. The table excludes vested account balances under the Covanta Energy Savings Plan.

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$16,758	(1)	$16,758	(1)	$653,550	(2)	$16,758	(1)	$1,128,675	(2)	$16,758	(1)	$16,758	(1)
Stock Option	$—		$—		$—		$—		$—		$—		$—
Restricted Stock	$—		$—		$—		$—		$1,014,021	(3)(4)	$—		$—
TSR Performance Awards	$—		$—		$—		$—		$177,922	(5)	$—		$—
FCF Performance Awards	$—		$—		$—		$—		$552,024	(6)	$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$31,523	(7)	$—		$33,956	(7)	$—		$51,565	(8)
Life Insurance Benefits	$—		$—		$—		$—		$—		$872,000	(9)	$—
Total:	$16,758		$16,758		$685,073		$16,758		$2,906,598		$888,758		$68,323

(1)	Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.

(2)
In the event that Mr. Veenhof’s employment is terminated without cause or good reason or as a result of a Change in Control (as defined therein), he shall be entitled to a severance payment equal to 18 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 18 months. If the termination is a result of a change in control, he is entitled to one and a half times his average cash bonus received during the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.

(3)
If Mr. Veenhof’s termination is a result of a change in control as defined in the respective award agreements, all unvested options, shares of restricted stock or other equity awards, plus accrued and unpaid dividends then held by Mr. Veenhof shall immediately vest under the terms of the respective agreements under which such equity awards were granted.

(4)
Represents the value of accelerated unvested restricted stock calculated by multiplying the number of shares of unvested restricted stock held by Mr. Veenhof by $14.84, the closing price of our common stock on the New York Stock Exchange on December 31, 2019.

(5)
Pursuant to the agreements for TSR Performance Awards, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the TSR performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period, plus accrued and unpaid dividends on previously unvested equity awards.

(6)
Pursuant to the agreements for FCF Performance Awards, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the cumulative Free Cash Flow per share performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period, plus accrued and unpaid dividends on previously unvested equity awards.

(7)
Pursuant to the Severance Plan, provided Mr. Veenhof’s employment terminated without cause or good reason or as a result of a Change in Control (as defined therein), he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 18 months.

(8)	Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. Veenhof meets the definition of “disabled” pursuant to that policy.

(9)	Reflects the estimated present value of the proceeds payable to Mr. Veenhof’s beneficiaries upon his death.

Michael J. de Castro has served as Executive Vice President, Supply Chain since July 2015. The following table shows the potential payments to Mr. de Castro upon his termination of employment or a change in control of the Company under the Severance Plan and agreements for Restricted Stock Awards, TSR Performance Awards and FCF Performance Awards or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2019. The table excludes vested account balances under the Covanta Energy Savings Plan.

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$16,758	(1)	$16,758	(1)	$653,550	(2)	$16,758	(1)	$1,131,450	(2)	$16,758	(1)	$16,758	(1)
Stock Option	$—		$—		$—		$—		$—		$—		$—
Restricted Stock	$—		$—		$—		$—		$629,705	(3)(4)	$—		$—
TSR Performance Awards	$—		$—		$—		$—		$177,922	(5)	$—		$—
FCF Performance Awards	$—		$—		$—		$—		$552,024	(6)	$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$31,523	(6)	$—		$33,956	(7)	$—		$51,565	(8)
Life Insurance Benefits	$—		$—		$—		$—		$—		$872,000	(9)	$—
Total:	$16,758		$16,758		$685,073		$16,758		$2,525,057		$888,758		$68,323

(1)	Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.

(2)
In the event that Mr. de Castro’s employment is terminated without cause or good reason or as a result of a change in control, he shall be entitled to a severance payment equal to 18 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 18 months. If the termination is a result of a change in control, he is entitled to one and a half times his average cash bonus received during the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.

(3)
If Mr. de Castro's termination is a result of a change in control as defined in the respective award agreements, all unvested options, shares of restricted stock or other equity awards, plus accrued and unpaid dividends then held by Mr. de Castro shall immediately vest under the terms of the respective agreements under which such equity awards were granted.

(4)
Represents the value of accelerated unvested restricted stock calculated by multiplying the number of shares of unvested restricted stock held by Mr. de Castro by $14.84, the closing price of our common stock on the New York Stock Exchange on December 31, 2019.

(5)
Pursuant to the agreements for TSR Performance Awards, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the TSR performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period, plus accrued and unpaid dividends on previously unvested equity awards.

(6)
Pursuant to the agreements for FCF Performance Awards, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the cumulative Free Cash Flow per share performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period, plus accrued and unpaid dividends on previously unvested equity awards.

(7)
Pursuant to the Severance Plan, provided Mr. de Castro's employment terminated without cause or good reason or as a result of a change in control, he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 18 months.

(8)	Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. de Castro meets the definition of “disabled” pursuant to that policy.

(9)	Reflects the estimated present value of the proceeds payable to Mr. de Castro’s beneficiaries upon his death.

Timothy J. Simpson has served as our Executive Vice President, General Counsel and Secretary since November 2007. The following table shows the potential payments to Mr. Simpson upon his termination of employment or a change in control of the Company under the Severance Plan and agreements for Restricted Stock Awards, TSR Performance Awards and FCF Performance Awards or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2019. The table excludes vested account balances under the 1) Covanta Energy Savings Plan and 2) Covanta Energy Pension Plan*.

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$15,808	(1)	$15,808	(1)	$616,500	(2)	$15,808	(1)	$1,037,625	(2)	$15,808	(1)	$15,808	(1)
Stock Option	$—		$—		$—		$—		$—		$—		$—
Restricted Stock	$—		$—		$—		$—		$711,871	(3)(4)	$—		$—
TSR Performance Awards	$—		$—		$—		$—		$149,667	(5)	$—		$—
FCF Performance Awards	$—		$—		$—		$—		$498,812	(6)	$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$31,193	(7)	$—		$30,103	(7)	$—		$50,838	(8)
Life Insurance Benefits	$—		$—		$—		$—		$—		$822,000	(9)	$—
Total:	$15,808		$15,808		$647,693		$15,808		$2,428,078		$837,808		$66,646

(1)	Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.

(2)
In the event that Mr. Simpson’s employment is terminated without cause or good reason or as a result of a change in control, he shall be entitled to a severance payment equal to 18 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 18 months. If the termination is a result of a change in control, he is entitled to one and a half times his average cash bonus received during the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.

(3)
If Mr. Simpson’s termination is a result of a change in control as defined in the respective award agreements, all unvested options, shares of restricted stock or other equity awards, plus accrued and unpaid dividends then held by Mr. Simpson shall immediately vest under the terms of the respective agreements under which such equity awards were granted.

(4)
Represents the value of accelerated unvested restricted stock calculated by multiplying the number of shares of unvested restricted stock held by Mr. Simpson by $14.84, the closing price of our common stock on the New York Stock Exchange on December 31, 2019

(5)
Pursuant to the agreements for TSR Performance Awards, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the TSR performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period, plus accrued and unpaid dividends on previously unvested equity awards.

(6)
Pursuant to the agreements for FCF Performance Awards, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the cumulative Free Cash Flow per share performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period, plus accrued and unpaid dividends on previously unvested equity awards.

(7)
Pursuant to the Severance Plan, provided Mr. Simpson’s employment terminated without cause or good reason or as a result of a change in control, he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 18 months.

(8)	Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. Simpson meets the definition of “disabled” pursuant to that policy.

(9)	Reflects the estimated present value of the proceeds payable to Mr. Simpson’s beneficiaries upon his death.

* Mr. Simpson has a vested interest in the Covanta Energy Pension Plan.  In the event of a termination for any reason, he was entitled as of December 31, 2019 to the value of his non-qualified benefit of $570,453.

Restrictive Covenants
Our obligation to vest restricted stock grants under the agreements for Restricted Stock Unit Awards, FCF Performance Awards and TSR Performance Awards is conditioned upon each applicable officer complying with his continuing obligations under the restrictive covenants relating to confidentiality, non-competition and non-solicitation of customers and employees and the execution of a standard form of general release.
The agreements for Restricted Stock Unit Awards, FCF Performance Awards and TSR Performance Awards contains non-compete, non-solicitation and confidentiality provisions. As set forth in each such agreement, the restrictive covenants survive termination of employment for the periods stated in the Severance Plan as set forth below:

Named Executive Officer	Restrictive Covenant	Survival Period
Stephen J. Jones	Non-Compete	24 months
	Non-Solicit Customers	24 months
	Non-Solicit Employees	24 months
	Confidentiality	60 months

Bradford J. Helgeson, Derek W. Veenhof, Michael J. de Castro, Timothy J. Simpson	Non-Compete	18 months
	Non-Solicit Customers	18 months
	Non-Solicit Employees	18 months
	Confidentiality	60 months
Compensation Committee Interlocks and Insider Participation
None of Ms. Smith (Chair), Mr. Bynoe or Ms. Fisher, the persons who served as members of the Compensation Committee in 2019, were, during that year or previously, an officer or employee of ours or any of our subsidiaries or had any other relationship requiring disclosure herein.

Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship between the annual total compensation of our employees based on the current compensation of the median employee who was determined pursuant to Item 402(u) of Regulation S-K and the annual total compensation of Stephen J. Jones, our President and Chief Executive Officer.

•	The annual total compensation of our median employee (other than the Chief Executive Officer) in 2019 was $102,569.

•	The annual total compensation of our Chief Executive Officer in 2019 as reported in the Summary Compensation Table included elsewhere in this Proxy Statement was $5,524,159.

•	The resulting ratio of the CEO’s annual total compensation to the annual total compensation of our median employee is 54:1.
The ratio stated above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. It was based on the methodologies, assumptions and estimates described below and is not necessarily comparable to the ratios reported by other companies.
We identified our median employee based on compensation paid during 2017 to 3,534 of our U.S.-based employees, other than our Chief Executive Officer, who were employed by us on December 31, 2017. We considered any person to whom we delivered a Form W-2 Wage and Tax Statement for services performed in 2017 to be a U.S.-based employee, and this group included full-time, part-time and temporary workers. In accordance with the “de minimis” exemption provided in Item 402(u) of Regulation S-K, we excluded from consideration all 173 of our non-U.S. employees who performed a service in 2017, representing approximately 4.90% of our total U.S. and non-U.S. workforce. The excluded employees work in the following jurisdictions: Canada (100), Ireland (55), China (17) and the United Kingdom (1). We did not exclude from consideration any U.S. employees who joined our company during the year as the result of a business acquisition or combination. Since we identified our median employee, we have not experienced a material change in our employee population or employee compensation arrangements that we believe would result in a significant change in our pay ratio disclosure above.

For purposes of determining the compensation paid to the employees under consideration, we used earnings subject to Medicare tax as reported in Box 5, “Medicare wages and tips,” on the 2017 Form W-2 for each non-excluded employee who was employed by us on December 31, 2017. We did not annualize the compensation of anyone who was employed by us for only part of the year.
Using this methodology, we determined that the “median employee” was a full-time hourly Operator of one of our subsidiaries in the Operations Department. The median employee’s total compensation for 2018 was determined in the same manner that we determined the total compensation of our named executive officers for purposes of the Summary Compensation Table. The median employee’s total compensation for 2018 consisted of the following elements: salary, an annual cash incentive earned in 2108 and paid in March 2019, matching contribution into the 401(k) savings plan, Company contribution to the defined contribution plan and life insurance premiums paid by the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth information, as of March 16, 2020 unless otherwise specified, concerning:

•
beneficial ownership of our common stock by (1) SZ Investments together with its affiliates EGI-Fund (05-07) and Chai Trust Company, LLC, referred to as "Chai Trust"; (2) The Vanguard Group; and (3) BlackRock, Inc., and which are the only beneficial owners known to us of 5% or more of our common stock; and

•
beneficial ownership of our common stock by (1) all of our current directors, (2) those executive officers named in the Summary Compensation Table included in this proxy statement, referred to as the “named executive officers” in this proxy statement, and (3) all of our current directors and executive officers together as a group.

As of March 16, 2020, the Company had 131,599,172 shares of common stock outstanding. The number of shares beneficially owned by each entity, person, current director or named executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares which the individual has the right to acquire within 60 days after the date of this table, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse or dependent children within his or her household, with respect to the shares set forth in the following table. Unless otherwise indicated, the address for all current executive officers and directors is c/o Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960.

Equity Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percent of Class
SZ Investments L.L.C.(1)	12,949,182	9.8%
Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606
The Vanguard Group (2)	11,904,181	9.0%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.(3)	8,306,893	6.3%
55 East 52nd Street, New York, NY 10055

(1)	Based on a Schedule 13D/A filed with the SEC on July 29, 2014, this includes the shares owned as follows:
(a) 10,921,682 shares that SZ Investments beneficially owns with shared voting and dispositive power; (b) 2,027,500 shares that EGI-Fund (05-07) beneficially owns with shared voting and dispositive power; and (c) all 12,949,182 shares listed in the preceding (a) and (b) as beneficially owned by SZ Investments and EGI-Fund (05-07), are also beneficially owned by Chai Trust with shared voting and dispositive power. Chai Trust is the managing member of EGI-Fund (05-07). SZ Investments is each indirectly controlled by various trusts established for the benefit of Samuel Zell and members of his family, the trustee of each of which is Chai Trust. Mr. Zell is not a director of Chai Trust and thus disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein. The addresses of each of EGI-Fund (05-07) and Chai Trust are as set forth in the table above for SZ Investments.
Mr. Zell is the Chairman of EGI. Mr. Zell is an officer of EGI-Fund (05-07) and SZ Investments. Mr. Zell was elected as our Chairman of the Board in September 2005 and he also previously served as a director from 1999 to 2004 and as our Chairman of the Board from July 2002 to October 2004, when he did not stand for re-election. In addition, Mr. Zell was our President and Chief Executive Officer from July 2002 until his resignation in April 2004.

(2)
Based on a Schedule 13G/A filed with the SEC on February 12, 2020, The Vanguard Group, Inc. has sole voting power with respect to 245,905 shares of our common stock; shared voting power with respect to 18,266 shares of our common stock; sole dispositive power with respect to 11,653,498 shares of our common stock and shared dispositive power with respect to 250,683 shares of our common stock.

(3)
Based on a Schedule 13G filed with the SEC on February 5, 2020, BlackRock, Inc., in its role as a holding company or control person has sole voting power with respect to 8,069,934 of these shares of our common stock and sole dispositive power with respect to 8,306,893 of these shares of our common stock.

Equity Ownership of Directors and Management

Name	Number of Shares Beneficially Owned		Stock Units (1)	Approximate Percent of Class
David M. Barse	98,960		40,694	*
Ronald J. Broglio	6,487		—	*
Peter C.B. Bynoe	75,122		31,803	*
Michael J. de Castro	82,686	(2)	—	*
Linda J. Fisher	34,736		17,879	*
Bradford J. Helgeson	69,685	(3)	—	*
Joseph M. Holsten	129,919	(4)	38,313	*
Stephen J. Jones	386,764	(5)	—	*
Owen Michaelson	—		9,845	*
Danielle Pletka	—		22,733	*
Michael W. Ranger	40,000		39,917	*
Robert S. Silberman	120,000		24,458	*
Timothy J. Simpson	90,753	(6)	—	*
Jean Smith	101,784		18,711	*
Derek W. Veenhof	107,263	(7)	—	*
Samuel Zell	13,112,263	(8)	139,563	10.0%
All Executive Officers and Directors as a group (20 persons)	14,596,573	(9)	—	11.1%
* Percentage of shares beneficially owned does not exceed 1% of the outstanding common stock.

(1)
Represents the number of shares of common stock payable to a non-employee director pursuant to time-based restricted stock units when the director leaves the Board (assuming all such units have vested) based on deferrals made by such directors. None of these deferred stock units have voting rights.

(2)	Includes 12,605 shares underlying currently outstanding restricted stock units held by Mr. de Castro that vested on March 17, 2020.

(3)	Includes 14,357 shares underlying currently outstanding restricted stock units held by Mr. Helgeson that vested on March 17, 2020.

(4)
Includes shares underlying currently exercisable options held by Mr. Holsten to purchase 25,000 shares of common stock at an exercise price of $20.58 per share and 2,381 shares underlying currently outstanding restricted stocks units held by Mr. Holsten that will vest on May 4, 2020.

(5)	Includes 52,618 shares underlying currently outstanding restricted stock units held by Mr. Jones that vested on March 17, 2020.

(6)	Includes 10,701 shares underlying currently outstanding restricted stock units held by Mr. Simpson that vested on March 17, 2020.

(7)	Includes 12,605 shares underlying currently outstanding restricted stock units held by Mr. Veenhof that vested on March 17, 2020.

(8)
Mr. Zell disclaims beneficial ownership as to (a) 10,921,682 shares beneficially owned by SZ Investments, all of which shares are pledged as security to loans and (b) 2,027,500 shares beneficially owned by EGI Fund 05-07, all of which shares are pledged as security to loans. SZ Investments and EGI Fund 05-07 are each indirectly controlled by various trusts established for the benefit of Mr. Zell and members of his family, the trustee of each of which is Chai Trust. Mr. Zell is not a director or officer of Chai Trust and thus disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein. Also, Mr. Zell disclaims beneficial ownership as to 25,418 shares beneficially owned by the Helen Zell Revocable Trust, the trustee of which is Helen Zell, Mr. Zell’s spouse.

(9)
Includes 126,861 shares underlying currently outstanding restricted stock units held by all executive officers and directors as a group that vested on March 17, 2020, 2,381 shares underlying currently outstanding restricted stock units held by Mr. Holsten that will vest on May 4, 2020 and 25,000 shares underlying currently exercisable options held by Mr. Holsten.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other of our equity securities. Executive officers, directors and greater than ten percent stockholders are required by Federal securities regulations to furnish us with copies of all Section 16(a) forms they file.
Based upon a review of filings with the SEC and/or written representations from certain reporting persons, we believe that all of our directors, executive officers and other Section 16 reporting persons complied during 2019 with the reporting requirements of Section 16(a).

Equity Compensation Plans
The following table sets forth information regarding the number of our securities that could be issued upon the exercise of outstanding options, the weighted average exercise price of those options in the Covanta Holding Corporation 2014 Equity Award Plan (the "Plan") and the number of securities remaining for future issuance under the Plan as of December 31, 2019:

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (B)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (C)
Equity compensation plans approved by security holders	3,490,003	(1)	$20.58	(2)	7,663,759
Equity compensation plans not approved by security holders	N/A		N/A		N/A
Total	3,490,003	(1)	$20.58	(2)	7,663,759

(1)
Includes 25,000 shares to be issued upon exercise of outstanding options, 2,272,466 shares to be issued upon vesting of outstanding restricted stock units and 1,195,537 performance awards. The number of performance awards that will vest will vary based upon the attained level of performance and may range from 0 to 2 times the number of target units awarded.

(2)	Represents the weighted average exercise price of outstanding stock options and does not take into account outstanding restricted stock unit awards, which do not have an exercise price.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Audit Committee or a special committee of the Board composed solely of disinterested directors formed for such purpose are responsible for review of “related person transactions” between us and related persons and making determinations regarding and/or approving and authorizing such transactions, or at their discretion, making a recommendation with respect to such related person transactions to the Board. Under SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of the Company since the beginning of the last fiscal year and their immediate family members. These related person transactions apply to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest.
Our Policy of Business Conduct, which contains certain provisions setting out conflicts of interest and related party standards, applies to all of our employees, including each of our executive officers, and directors. Our Policy of Business Conduct provides that it is the responsibility of each of our executive officers and directors to advise us, through our general counsel, of any affiliation with public or privately held businesses or enterprises that may create a potential conflict of interest, potential embarrassment to us or possible inconsistency with our policies or values. We solicit information quarterly from our directors and executive officers in order to monitor potential conflicts of interest. Any nominee for director is also requested to provide us the forgoing information. It is the policy of the Board and of the Audit Committee to apply the standards set forth in our Policy of Business Conduct and under applicable Delaware corporate law and applicable SEC and New York Stock Exchange rules and regulations in reviewing related person transactions and determining whether or not such transactions are reasonable and fair to us.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee is composed of four directors. Each of the current directors is independent and "financially literate" as defined by the New York Stock Exchange listing standards. The Audit Committee operates under a written charter and key practices approved by the Board. A copy of the charter and key practices is available on the Company's website at www.covanta.com.
Management is responsible for establishing and maintaining adequate internal controls and for the public reporting process with respect to the Company's financial statements. Ernst & Young LLP, a registered independent public accounting firm and the Company's independent auditors for 2019, is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.
The Audit Committee oversee Ernst & Young LLP's work and, at least annually, determines its compensation, evaluates its performance and assess its independence. Ernst & Young LLP reports directly to the Audit Committee, and the Audit Committee retains the authority to terminate the relationship at any time.
In connection with these responsibilities, the Audit Committee met with management and Ernst & Young LLP to review and discuss the December 31, 2019 audited consolidated financial statements, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. Further, the Audit Committee reviewed with Ernst & Young LLP its judgment as to the quality, not just the acceptability, of the Company’s accounting principles. The Audit Committee also discussed with management the quality and the sufficiency of the accounting principles employed, including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made, and the clarity of the disclosures included in the statements.
The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees. In addition, the Committee has received written material addressing Ernst & Young LLP's internal quality control procedures and other matters, as required by the NYSE listing standards. The Audit Committee also received written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the PCAOB (Communications with Audit Committees Concerning Independence), and the Audit Committee discussed with Ernst & Young LLP the firm's independence. The Audit Committee has concluded that Ernst & Young LLP's provision of audit and non-audit services is compatible with Ernst & Young LLP's independence.
The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act. The committee periodically meets with the internal and independent auditors, with and without management present, and in private sessions with members of senior management (such as the chief financial officer and the chief accounting officer) to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting. The committee also periodically meets in executive session. In this context, the Committee met 7 times during the fiscal year ended December 31, 2019.
Based upon the Audit Committee's discussions with management and Ernst & Young LLP, and the Audit Committee's review of the representations of management and Ernst & Young LLP, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

MICHAEL W. RANGER (CHAIR)
DAVID M. BARSE
LINDA J. FISHER
JEAN SMITH

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FEES

The following table shows the aggregate fees that we incurred for audit, audit-related, tax and other services rendered by Ernst & Young LLP for the years ended December 31, 2019 and 2018 (in thousands of dollars):

	2019	2018
Audit Fees	$4,054	$4,085
Tax Fees	76	171
All Other Fees	8	7
Total	$4,138	$4,263

Audit Fees.    This category includes the fees for professional services performed by Ernst & Young LLP for the audit of our annual consolidated financial statements, the audit of internal control over financial reporting, reviews of condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q.
     Tax Fees.    This category consists of fees for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning.
All Other Fees.    This category consists of fees for any other products or services provided by Ernst & Young LLP not described above. The services for fees in 2019 and 2018 under this category are related to licensed accounting research software.

Audit Committee’s Pre-Approval Policies and Procedures
Our Audit Committee Charter and Audit Committee Key Practices require the Audit Committee to pre-approve all permitted non-audit services. It is the Audit Committee's practice to restrict the non-audit services that may be provided to us by our independent registered public accounting firm primarily to tax services and merger and acquisition due diligence and integration services, and then only when the services offered by the auditor's firm are more effective or economical than services available from other providers, and, to the extent possible, only after competitive bidding for such services.
The Audit Committee has established an Audit and Non-Audit Service Pre-Approval Policy, referred to as the “Pre-Approval Policy,” for all permitted work our independent registered public accounting firm may perform for us. The Pre-Approval Policy provides for the general approval of specific types of services and gives detailed guidance as to the specific types of services eligible for general pre-approval within each of the specifically designated categories of services and provides for maximum dollar amounts for such pre-approved services. Any additional services not described in the Pre-Approval Policy or otherwise exceeding the maximum dollar amounts prescribed by the Pre-Approval Policy for that specified year will require the further advance review and approval of the Audit Committee. Pre-approval of services is generally provided for up to one year. The Audit Committee has delegated the authority to grant any such additional required approval to its Chair between meetings of the Audit Committee, provided that the Chair reports the details of the exercise of any such delegated authority at the next meeting of the Audit Committee. The Pre-Approval Policy prohibits the Audit Committee from delegating to our management the Audit Committee's responsibilities to pre-approve services performed by the independent registered public accounting firm.
All of the services generating fees in 2019 and 2018 were pre-approved in accordance with the Pre-Approval Policy. In pre-approving these services, the Audit Committee did not rely on the de minimis exception to the SEC pre-approval requirements applicable to audit-related, tax and all other permitted non-audit services.

PROPOSALS BY STOCKHOLDERS

In order for a proposal of a stockholder to be included in the proxy statement and form(s) of proxy relating to our 2021 annual meeting, the proposal must be received by us at our principal executive offices no later than December 4, 2020. Stockholders wishing to submit proposals or director nominations at our 2021 annual meeting that are not to be included in our proxy statement materials must deliver proposals to our principal executive offices no earlier than January 14, 2021 and no later than February 15, 2021. All stockholder proposals should be directed to the attention of our Secretary at our principal offices as set forth on the first page of this proxy statement.
Timely receipt of a stockholder's proposal will satisfy only one of various conditions established by the SEC for inclusion in our proxy materials and for compliance with our Amended and Restated Bylaws.

INCORPORATION BY REFERENCE

The Audit Committee Report (including reference to the independence of the members of the Audit Committee) is not deemed to be filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such information by reference.

By Order of the Board of Directors
COVANTA HOLDING CORPORATION

TIMOTHY J. SIMPSON
Secretary
Dated: April 3, 2020

COVANTA HOLDING CORPORATION
445 SOUTH STREET
MORRISTOWN, NJ 07960

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